Exhibit 10.1

UNIT PURCHASE AGREEMENT

among

Yelp Inc.,

Eat24, LLC,

GrubHub Inc.

and

GRUBHUB HOLDINGS INC.

________________________________________________

Dated as of August 3, 2017

_________________________________________________

i

ii

Exhibit AForm of Asset Transfer Agreement
Exhibit BMarketing Partnership Agreement
Exhibit CForm of Escrow Agreement
Exhibit DForm of Transition Services Agreement

Exhibit EForm of Seller Release

iii

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT dated as of August 3, 2017 (this “Agreement”), by and among Yelp inc., a Delaware corporation (“Seller”), EAT24, LLC, a Delaware limited liability company (the “Company”), GRUBHUB INC., a Delaware corporation (“Parent”), and GRUBHUB HOLDINGS INC., a Delaware corporation (“Purchaser”).  Section 11.06(b) sets forth the definitions of certain capitalized terms used but not otherwise defined herein, and Section 11.06(c) sets forth an index of certain capitalized terms used herein.

WHEREAS, Seller owns beneficially and of record all of the issued and outstanding units of membership interests of the Company (the “Units”);

WHEREAS, prior to the Closing, Seller and the Company shall cause the Asset Transfer to be effected in accordance with the Asset Transfer Agreement by and between the Company, Seller and each Seller Subsidiary party thereto in the form attached hereto as Exhibit A (the “Asset Transfer Agreement”);

WHEREAS, at the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase, assume and accept from Seller, the Units (the “Acquisition”); and

WHEREAS, concurrently with the execution hereof, Seller and Purchaser are entering into the Marketing Partnership Agreement in the form attached hereto as Exhibit B (the “Marketing Partnership Agreement”), which agreement shall go into effect only upon the Closing in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

Asset Transfer; Purchase and Sale of the Units

Section 1.01.Asset Transfer. Upon the terms and subject to the conditions of this Agreement and the Asset Transfer Agreement, Seller shall, or shall cause the applicable Seller Companies to, transfer the Transferred Assets to the Company (the “Asset Transfer”) immediately prior to the Closing.

Section 1.02.Purchase and Sale. Following the consummation of the Asset Transfer, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the rights, title and interest of Seller in, to and under the Units, free and clear of all Liens, for an aggregate purchase price equal to the Closing Date Purchase Price, payable and subject to adjustment as set forth in Article II.

Article II

Closing; Purchase Price Adjustment

Section 2.01.Closing.

(a)The closing of the Acquisition (the “Closing”) shall be held at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article VIII (other than (i) delivery of items to be delivered at the Closing and (ii) satisfaction of conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction of such conditions at the Closing), or at such other place, time and date as shall be agreed between Purchaser and Seller. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to be effective as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).

(b)At or prior to the Closing, Seller and/or the Company shall deliver or cause to be delivered to Purchaser:

(i)a certificate of transfer with respect to the Units duly endorsed by Seller;

(ii)the certificate required to be delivered pursuant to Section 8.01(a);

(iii)the Transition Services Agreement, duly executed by Seller;

(iv)the Escrow Agreement, duly executed by Seller;

(v)(x) a certificate, duly completed and executed as of the Closing Date, certifying that Seller is not a foreign person, substantially in the form of the sample set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B), and (y) and IRS Form W-9;

(vi)the Seller Release, duly executed by Seller;

(vii)written resignations, effective immediately after the Closing, of all members of the board of managers and officers of the Company or such other evidence reasonably satisfactory to Purchaser confirming that such persons shall no longer be members of the board of managers or officers, as applicable, of the Company; and

(viii)the Closing Date Financing Deliverables.

(c)At the Closing, Purchaser shall deliver or cause to be delivered to Seller and the Company:

(i)by wire transfer of immediately available funds to a bank account that is designated in writing by Seller at least two (2) Business Days prior to the Closing Date, an amount equal to the Closing Date Purchase Price less the Escrow Amount;

(ii)by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement;

(iii)the certificate required to be delivered pursuant to Section 8.02(a);

(iv)the Transition Services Agreement, duly executed by Purchaser; and

(v)the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

Section 2.02.Purchase Price Adjustment.

(a)Not less than four (4) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Statement”) setting forth Seller’s good faith estimated calculation of the Closing Date Purchase Price, including (i)  the Closing Date Upward Working Capital Adjustment, (ii) the Closing Date Downward Working Capital Adjustment, (iii) the Closing Date Indebtedness Estimate and (iv) the Closing Date Selling Expenses Estimate (collectively, the “Closing Date Purchase Price Elements”), together with reasonable supporting detail and documentation. Each of the Closing Date Purchase Price Elements shall be determined in a manner consistent with and in accordance with the Statement Principles.  Seller shall revise the Estimated Statement to reflect any changes reasonably proposed by Purchaser which shall be provided to Seller no later than two (2) Business Days following the delivery of the Estimated Statement.

(b)Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Statement”) setting forth its calculation of the Final Purchase Price, including its determination of (i) the Final Upward Working Capital Adjustment, (ii) the Final Downward Working Capital Adjustment, (iii) the Final Indebtedness and (iv) the Final Selling Expenses (collectively, the “Final Purchase Price Elements”).  Each of the Final Purchase Price Elements shall be determined (x) in a manner consistent and in accordance with the Statement Principles and without duplication of any item and (y) without giving effect to any adjustments resulting from the consummation of the transactions contemplated herein (other than Selling Expenses incurred as a result of the Closing and the Asset Transfer, which for the avoidance of doubt, shall be reflected in the Final Purchase Price Elements) or any actions taken by or on behalf of Purchaser with respect to the Company at or following the Closing.

(c)The Statement shall become final and binding upon Seller and Purchaser and used for the purposes of calculating the adjustment pursuant to Section 2.02(d) and Section 2.02(e) on the thirtieth (30th) day following delivery thereof, unless Seller gives written notice to Purchaser of its disagreement with the Statement and any Final Purchase Price Element set forth in the Statement (a “Notice of Disagreement”) prior to such date.  Any Notice of

Disagreement shall be signed by an authorized officer of Seller and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) include only disagreements based on mathematical errors or based on any Final Purchase Price Element not being calculated in accordance with the definition thereof or the Statement Principles, as applicable, and this Section 2.02 and (iii) specify the amount that Seller reasonably believes is the correct amount of such Final Purchase Price Element based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount.  If the Notice of Disagreement is delivered by Seller prior to the expiration of such thirty (30)-day period, then the Statement (as revised in accordance with this Section 2.02) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date all disputed matters are finally resolved in writing by the Accounting Firm.  During the thirty (30)-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement and agree on a final and binding determination of such disputed Purchase Price Element(s).  During such period, Purchaser and its independent auditors shall be permitted to review the working papers of Seller and its independent auditors prepared in connection with the Notice of Disagreement.  At the end of such thirty (30)-day period, if no agreement on any such disputed Purchase Price Element(s) has been reached, then Seller and Purchaser shall submit in writing their positions with respect to any and all matters that remain in dispute and that were properly included in the Notice of Disagreement to an internationally recognized independent accounting firm (the “Accounting Firm”) for resolution of any and all such matters in accordance with the terms of this Agreement. The Accounting Firm shall be Ernst & Young or, if such firm is unable or unwilling to act, such other Big Four accounting firm as shall be agreed upon by Seller and Purchaser in writing or, if the parties are unable to so agree in writing within ten (10) days after the end of such thirty (30)-day period, then Seller and Purchaser shall each select an internationally recognized independent accounting firm and such firms shall jointly select a third internationally recognized independent public accounting firm to resolve the disputed matters. Seller and Purchaser shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator, (2) shall review only the matters that were properly included in the Notice of Disagreement and which remain in dispute, (3) shall make its determination in accordance with the requirements of this Section 2.02 and based solely on the written submissions of Seller and Purchaser and their respective independent auditors and not by independent review, (4) shall not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either Seller or Purchaser in their written submissions to the Accounting Firm and (5) shall render its written decision as promptly as practicable, but in no event later than thirty (30) days after submission to the Accounting Firm of all matters in dispute.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm pursuant to this Section 2.02 shall be borne by Seller and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.  The fees, costs and expenses of Purchaser incurred in connection with its preparation of the Statement, its review of any Notice of

Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by Purchaser, and the fees, costs and expenses of Seller incurred in connection with its review of the Statement, its preparation of any Notice of Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by Seller. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties to this Agreement. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.02(c) shall be the exclusive mechanism for resolving disputes regarding any adjustments to the Closing Date Purchase Price.

(d)If the Closing Date Purchase Price is less than the Final Purchase Price, Purchaser shall, and if the Final Purchase Price is less than the Closing Date Purchase Price, Seller shall, within five (5) Business Days after the Statement becomes final and binding on Seller and Purchaser pursuant to Section 2.02(c), make payment by wire transfer in immediately available funds of the amount of such difference to an account designated by the recipient of such payment.

(e)Each line item of the Closing Working Capital shall be calculated (i) in the same manner, using the same Accounting Policies as the corresponding line item of the Target Working Capital set forth in the sample calculation set forth on Section 2.02(e) of the Seller Disclosure Schedule was calculated, and (ii) without giving effect to the Acquisition or any other transaction contemplated by this Agreement (but, for the avoidance of doubt, giving effect to the Asset Transfer and taking into account Selling Expenses incurred as a result of the Closing). The foregoing principles are referred to in this Agreement as the “Statement Principles”. The Purchase Price adjustment contemplated by this Section 2.02 can only be effected as intended by Seller and Purchaser if the calculations of the Target Working Capital and the Closing Working Capital are done in the same manner, using the same Accounting Policies, in accordance with the sample calculations set forth on Section 2.02(e) of the Seller Disclosure Schedule. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Statement and whether the calculation of the Final Purchase Price Elements was done in accordance with the respective definitions thereof or the Statement Principles, as applicable, and this Section 2.02, and the Accounting Firm is not authorized or permitted to make any other determination, including any determination as to whether the Accounting Policies were followed in calculating the Target Working Capital set forth in the sample calculation set forth on Section 2.02(e) of the Seller Disclosure Schedule, the Final Purchase Price Elements or the Statement or as to whether the Target Working Capital set forth in the sample calculation set forth on Section 2.02(e) of the Seller Disclosure Schedule is correct.

(f)Until the date on which the Statement shall become final and binding on the parties pursuant to Section 2.02(c), each of Seller and Purchaser agrees that, following the Closing, it shall afford and cause to be afforded to the other party and any accountants, counsel or financial advisors retained by such other party in connection with any adjustment to the Purchase Price contemplated by this Section 2.02, access upon reasonable notice during normal business hours to their respective properties, books, contracts, personnel and Records to the extent relating to the Company, and its respective accountants’ work papers relevant to the preparation of the Statement, any Notice of Disagreement and the adjustment contemplated by this Section 2.02 and shall provide such other party, upon such other party’s reasonable request and at such other party’s expense, with copies of any such books, contracts, Records and work papers.

Section 2.03.Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other person such amounts as Purchaser is required to deduct and withhold under the Code, or any applicable Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld and paid to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.04.Allocation of Purchase Price.

(a)As soon as practicable, but no later than sixty (60) days after the determination of the Final Purchase Price pursuant to Section 2.02, Purchaser shall prepare an allocation of the Final Purchase Price (and any and other relevant items for U.S. federal and applicable state and local income Tax purposes) among the assets of the Company, based on the fair market value of such assets immediately prior to the Closing (the “Allocation”). The Allocation shall be consistent with Section 1060 of the Code, the Treasury Regulations promulgated thereunder, and any analogous provisions of state, local or non-U.S. Law. Purchaser and Seller will cooperate with each other in good faith in preparing the Allocation.

(b)If Seller disagrees with Purchaser’s Allocation, Seller shall, within thirty (30) days after delivery of the Allocation, deliver a written notice to Purchaser to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed Allocation, in which case Purchaser and Seller shall, during the twenty (20) days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the appropriate Allocation. If Seller does not so deliver a written notice to Purchaser specifying those items to which Seller disagrees and Seller’s proposed Allocation, then Seller shall be deemed to consent to Purchaser’s proposed Allocation.

(c)If Purchaser and Seller are not able to agree on the Allocation within such 20-day period, Purchaser and Seller shall submit to the Accounting Firm for resolution, in accordance with the procedural principles of Section 2.02(c) and this Section 2.04, all remaining disagreements with respect to the proposed Allocation. The Allocation shall be revised to reflect the fair market value determinations of the Accounting Firm, if any, together with items and amounts as to which Purchaser and Seller had previously agreed (or were deemed to agree), and the Allocation shall be final and binding on Purchaser, Seller and their respective Affiliates. If any adjustment is subsequently made to the purchase price hereunder, Seller and Purchaser will cooperate with each other in good faith to promptly amend the Allocation to reflect such adjustment.

(d)Purchaser and Seller and their respective Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with the Allocation as finally determined pursuant to this Section 2.04, and neither Purchaser nor Seller nor their respective Affiliates shall take any position on any Tax Return, before any Governmental Entity or in any judicial proceeding that is inconsistent with the Allocation as finally determined pursuant to this

Section 2.04, except to the extent required pursuant to a “determination,” within the meaning of Section 1313(a) of the Code.

Article III

Representations and Warranties of Seller and the Company

For the avoidance of doubt, for all purposes of this Article III (other than Section 3.04 and Section 3.16) the Asset Transfer and the other transactions contemplated by the Asset Transfer Agreement shall be deemed to have been consummated prior to the date of this Agreement.  Except as set forth in the Seller Disclosure Schedule (with specific reference to the Section of this Agreement to which any such item relates; provided, that such item set forth in any section of the Seller Disclosure Schedule shall be deemed to apply to each other section of the Seller Disclosure Schedule and each other Section of this Agreement to the extent its relevance is reasonably apparent from the face of such disclosure), each of Seller and the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing follows:

Section 3.01.Organization, Standing and Authority; Execution and Delivery; Enforceability.

(a)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease, use or otherwise hold assets owned, leased, used or otherwise held by it to carry on the Business as presently conducted. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease, use or otherwise hold assets owned, leased, used or otherwise held by it to carry on the Business as presently conducted. Each of Seller and the Company is in good standing under the laws of its jurisdiction of formation and is in good standing and duly qualified to do business in each jurisdiction in which the conduct or nature of the Business or the ownership, leasing or holding of properties used in the Business makes such qualification necessary, except such jurisdictions where the failure to be in good standing or so qualified, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(b)Each of Seller and the Company has all requisite corporate or other organizational power and authority to enter into this Agreement and the Other Transaction Documents to which it is a party or will be a party and to consummate the transactions contemplated hereby and thereby and comply with the terms and conditions hereof and thereof. All acts and other proceedings required to be taken by Seller and the Company to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is a party or will be a party and to consummate the transactions contemplated hereby and thereby and comply with the terms and conditions hereof and thereof have been duly and properly taken.

(c)This Agreement has been duly executed and delivered by Seller and the Company and, prior to Closing, Seller and the Company will have duly executed and delivered each Other Transaction Document to which Seller or the Company is a party or will be a party. Assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, this Agreement constitutes, and, upon the due authorization, execution and delivery by Purchaser of each Other Transaction Document to which it is specified to be a party, such Other Transaction Documents will constitute, a legal, valid and binding obligation of Seller and the Company, as applicable, enforceable against Seller or the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies.

Section 3.02.No Conflicts; Consents.

(a)The execution and delivery of this Agreement, and each of the Other Transaction Documents to which Seller or the Company is a party or will be a party by Seller or the Company does not and will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Seller and the Company with the terms and conditions hereof and thereof will not (i) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any notice with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of (A) the Governing Documents of Seller or the Company, or (B) any Contract to which Seller or the Company is a party or by which any of them or their respective properties or assets may be subject, (ii) violate any Injunction or, subject to the matters referred to in paragraph (b) below, applicable Law, (iii) result in the creation of any mortgages, liens, licenses, security interests, charges, options, hypothecations, pledges, covenants, conditions, restrictions, encroachments, adverse claims, imperfections of title or encumbrances of any kind, whether voluntarily incurred or arising by operation of law, including any agreements to give or not to give or right to obtain any of the foregoing in the future, and any conditional installment, or contingent sale or other title retention agreements or leases in the nature thereof (“Liens”) (other than Permitted Liens or Liens arising from acts of Purchaser or its Affiliates) upon any properties or assets of the Company or the Business or (iv) constitute a sale of all or substantially all of the assets of Seller requiring the vote and approval of Seller’s stockholders (or equivalent) or debtholders, other than, solely in the case of clauses (i)(B) and (iii) above, any such items that, individually or in the aggregate would not be reasonably likely to have a Company Material Adverse Effect.

(b)No consent, waiver, approval, license, permit, order or authorization (each, a “Consent”) of, or filing, application, notification, registration or other declaration (each, a “Filing”) made to or with, any Governmental Entity is required to be obtained or made by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement or the Other Transaction Documents to which Seller or the Company is a party or will be a party, the consummation of the transactions contemplated hereby or thereby or the compliance by Seller or the Company with the terms and conditions hereof and thereof, other than (i) compliance with any Consents and Filings under the HSR Act or any other Antitrust Law, (ii) those that may be required solely by reason of Purchaser’s or any of its Affiliates’ (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (iii) those that would not reasonably be expected to (A) materially impair or delay the ability of Seller or the Company to perform their respective obligations under this Agreement or the Other Transaction Documents contemplated hereby and thereby on a timely basis or result in a violation or breach of, or constitute (with or without the lapse of time or both) a default under, or give rise to any right of termination, cancellation, amendment or acceleration of any obligation of Seller or the Company (with respect to the Business), under any terms, conditions or provisions of any Material Contract or Permit or (B) result in material Liability to the Company or otherwise materially interfere with the conduct of the Business, and (iv) compliance with any Filings required by the rules and regulations of any applicable securities exchange or listing authority.

Section 3.03.Capitalization; Subsidiaries.

(a)Seller has good, marketable and valid title to the Units, free and clear of any Liens, and is the sole record and beneficial owner thereof.  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Units, upon delivery to Purchaser at the Closing of a certificate of transfer with respect to the Units, duly endorsed by Seller, and upon Seller’s receipt of the Closing Date Purchase Price, good, marketable and valid title to the Units will pass to Purchaser, free and clear of any Liens.

(b)Except for the Units, there are no shares of capital stock or other voting securities of, or equity interests in, the Company, issued, reserved for issuance or outstanding. The Units have been duly authorized and validly issued and are fully paid and non-assessable. The Units have not been issued in violation of, and are not subject to, any preemptive, subscription, purchase options, rights of first refusal or similar rights under any provision of applicable Law, the Governing Documents of the Company or any Contract to which the Company is subject, bound or a party or otherwise.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or that are convertible into, or exercisable or exchangeable for, interests or securities having the right to vote) on any matters on which holders of the Units, respectively, may vote (“Voting Debt”).  There are no outstanding warrants, options, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, convertible or exchangeable securities or other commitments or undertakings (other than this Agreement) (i) pursuant to which Seller or the Company is or may become obligated to issue, deliver or sell (A) any additional shares of capital stock or other voting securities of, or equity interests in, the Company, (B) any security convertible into, or exercisable or exchangeable for, shares of capital stock or other voting securities of, or equity interests in, the Company or (C) any Voting Debt, (ii) pursuant to which Seller or the Company is or may become obligated to issue, grant, extend or enter into any such warrant, option, right, unit, security, commitment or undertaking or (iii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to Seller as the sole holder of the Units.  There are no Contracts to which the Company is a party that require the Company to register, repurchase, redeem or otherwise acquire any capital stock or other equity interest or to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)Other than this Agreement and the Governing Documents of the Company, the Units are not subject to any voting trust agreement or other Contract, including any such Contract (i) restricting or otherwise relating to the voting, dividend rights or disposition of the Units or (ii) containing any information rights, registration rights, financial statement requirements or other similar rights that would survive the Closing unless terminated or amended prior to the Closing.

(d)The Company does not have any subsidiaries and does not own, directly or indirectly, any equity interests in any other person or any interest convertible into an equity interest in any other person.  The Company has not (i) agreed, nor is it obligated, to make any future investment in or capital contribution to any person or (ii) guaranteed and is not responsible or liable for any obligation of any person.

Section 3.04.Financial Statements.

(a)Section 3.04(a) of the Seller Disclosure Schedule sets forth true and complete copies of the following financial statements (together with the notes thereto): (i)(A) the unaudited balance sheets of the Company as of December 31, 2015 and 2016 and (B) the related statements of income as of and for the period February 9, 2015 through December 31, 2015 and for the twelve (12) month period ended December 31, 2016 (the “Unaudited Financial Statements”); and (ii) the unaudited balance sheet of the Company as of June 30, 2017 (the “Interim Balance Sheet Date”) and the related statement of income as of the six (6) month period ended June 30, 2017 (the “Interim Financial Statements” and, together with the Unaudited Financial Statements, the “Financial Statements”).

(b)The Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered (except, in the case of the Interim Financial Statements, for normal and recurring year-end adjustments that are not expected to be material, on an individual basis or in the aggregate, to the Company or the Business) and (iii) fairly present, in all material respects, the financial position of the Company as of the date thereof.

(c)Seller has, with respect to the Company, established and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain proper accountability for such items, (iii) access to the Company’s property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d)Neither the Company nor the Business has, nor is subject to any, Liability, whether absolute, contingent, accrued or otherwise, of a nature that would be required to be disclosed or reflected on or reserved against in a balance sheet of the Company prepared in accordance with GAAP (or in the notes thereto), other than Liabilities (i) reflected on, or reserved against in, the balance sheet dated as of June 30, 2017 (or in the notes thereto) that is included in the Financial Statements, (ii) incurred since December 31, 2016 in the ordinary course of business (none of which are a liability for breach of contract, tort, infringement, or misappropriation), (iii) in respect of the Asset Transfer, (iv) Selling Expenses and (v) the

Liabilities set forth in Section 3.04(d) of the Seller Disclosure Schedule.  Following the consummation of the Asset Transfer, the Company shall not have, nor will be subject to any, Non-Business Liability.

Section 3.05.Taxes.

(a)The Company has duly and timely filed all income and other material Tax Returns required to be filed by the Company and all such Tax Returns are true and complete in all material respects.  Except as set forth in Section 3.05(a) of the Seller Disclosure Schedule, no claim has ever been made to the Company or Seller in writing by a Taxing Authority in a jurisdiction in which Seller or the Company does not file a Tax Return that the Company or Seller as a result of its ownership interest in the Company is or may be subject to taxation by that jurisdiction. All material Taxes required to have been withheld and paid in connection with amounts paid by the Company to any employee, former employee, independent contractor or other party have been withheld and paid to the appropriate Governmental Entity.

(b)All Taxes due and owing by or with respect to the Company (whether or not shown as due on any Tax Returns) have been timely paid. The unpaid Taxes of the Company (being Taxes not yet due and owing) will not exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in the Interim Financial Statements (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c)There are no Liens for Taxes on any assets of the Company, except for Liens for Taxes that are not yet due and owing.

(d)No waivers of any statute of limitations in respect of Taxes or extensions of time with respect to an assessment or deficiency for Taxes are still in effect or have been requested, in each case, by or with respect to the Company.

(e)Except as set forth in Section 3.05(e) of the Seller Disclosure Schedule, there are no pending or, to Seller’s knowledge, threatened audits, assessment, or proposed deficiencies for a material amount of unpaid Taxes asserted against (i) the Company or (ii) to the extent related to the Company or the Business, against Seller, in each case for which the Company or Seller has received written notice thereof.

(f)The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(g)The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller) or any similar group for federal, state, local or foreign Tax purposes. The Company has no Liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise, other than an agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.

(h)The Company is, and has at all times since February 9, 2015 been, treated as a disregarded entity for U.S. federal income tax purposes.

(i)The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or improper use of, any accounting method for a period prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Law) with respect to the period prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received prior to the Closing; or (vi) election under Section 108(i) of the Code made prior to the Closing.

(j)The Company has not entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)The Company is not a party to or is the Company or the Business bound by any Tax allocation agreement, Tax sharing agreement or similar agreement, other than any such agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes.

Section 3.06.Real Property.

(a)The Company does not own any real property.

(b)Section 3.06(b) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all real property which the Company leases or Seller leases with respect to the Business, subleases, licenses or otherwise occupies, except for such real property for which the interest of the Company therein will be terminated prior to the Closing (such real property, the “Leased Property”).  Except as set forth in Section 3.06(b) of the Seller Disclosure Schedule with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to the knowledge of Seller, there are no disputes with respect to such Lease; (iii) neither the Company nor, to the knowledge of Seller, any other party to the Lease is in breach or default under such Lease, and, to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the Company does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vi) the Company has not subleased, licensed or otherwise granted any person the right to use or occupy such Leased Property or any portion thereof; and (vii) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c)Seller has made available to Purchaser, to the extent in Seller’s possession, or reasonably available to Seller, for review true and complete copies of each written lease, sublease, license or other occupancy agreement in respect of a Leased Property (each, a “Lease”). With respect to any Leased Property, except for the leases, subleases or similar agreements set forth in Section 3.08(a)(vi) of the Seller Disclosure Schedule, neither Seller nor the Company has granted any right to use or occupy all or any portion of such property.

(d)There are no pending nor, to the knowledge of the Seller, threatened, condemnation, eminent domain or similar proceedings with respect to any Leased Property.

(e)All improvements located on the Leased Property are in good condition and repair, reasonable wear and tear excepted. To the extent that any Lease requires the Company or Seller to maintain any such improvements, the Company or Seller, as applicable, is in compliance in all material respects with such obligation.

Section 3.07.Intellectual Property.

(a)Subject to Section 6.02, the Company exclusively owns all right, title, and interest in and to all Company Owned Intellectual Property, and has a right to use all other Intellectual Property that is used by the Company in the conduct of the Business as presently conducted (the “Company Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens.

(b)The execution and delivery of this Agreement and the Other Transaction Documents by Seller and the Company, and the consummation of the transactions contemplated hereby and thereby, will not result in (i) the loss, termination, or impairment of any rights of the Company in any Company Intellectual Property licensed pursuant to a Company IP Agreement or otherwise, or (ii) the license, assignment, transfer, or grant of any right, title or interest in any Company Owned Intellectual Property (whether by contract, operation of law, or otherwise) to any other person. Section 3.07(b) of the Seller Disclosure Schedule sets forth sets forth a true and complete list, as of the date of this Agreement, of all Company Owned Intellectual Property that is a Patent, Mark, copyright or Internet domain name that, as applicable, has been issued or registered, or with respect to which an application for a Patent or registration has been filed (“Registered Intellectual Property”).

(c)No claims or Proceedings are pending or, to the knowledge of Seller, have been threatened in writing since February 9, 2015, against Seller or its Affiliates (with respect to the Business) by any person challenging the ownership, validity, registration, use or enforceability of any Company Owned Intellectual Property that is Registered Intellectual Property.

(d) Except as set forth in Section 3.07(d) of the Seller Disclosure Schedule, all persons (including current and former employees, contractors and consultants of the Company) who have participated in the creation, conception, authorship, or development of any of the material Intellectual Property for, or under the direction or supervision of, the Company have executed and delivered to Seller or the Company, as applicable, a valid Contract (i) providing for the non-disclosure by such person of any trade secrets or other confidential information of the Company, and (ii) providing for the assignment (by way of a present grant of assignment) by such person to Seller or the Company, as applicable, of any Intellectual Property arising out of such person’s employment by, engagement by, or contract with Seller or the Company, as applicable.

(e)Section 3.07(e) of the Seller Disclosure Schedule sets forth a true and complete list of all Company IP Agreements, other than (i) Off-the-Shelf Software Licenses, (ii) non-disclosure agreements entered into in the ordinary course of business, (iii) agreements with current and former employees and contractors for the assignment of Intellectual Property to the Company in the ordinary course of business, (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; and (v) licenses to Open Source Software.

(f)No Software developed by or on behalf of the Company is subject to any license to Open Source Software that requires or conditions the use or distribution of such Software on, the disclosure, licensing, or distribution of any source code for any portion of such Software, and Seller and the Company are and have been in compliance with all applicable licenses to Open Source Software.

(g)The conduct of the Business as presently conducted is not infringing, misappropriating, diluting, or otherwise violating, and the conduct of the Business during the past six (6) years has not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property rights of any other person. To the knowledge of Seller, no third party is infringing, misappropriating, diluting or otherwise violating Company Owned Intellectual Property.

(h)The material IT Assets (i) operate in all material respects in accordance with their documentation and functional specifications, (ii) have not, from February 9, 2015 through the date hereof, malfunctioned or failed in any material respect, and (iii) are reasonably sufficient to conduct the Business as presently conducted, including as to capacity, scalability and ability to process current peak volumes in a timely manner. The Company and Seller (with respect to the Business) has implemented commercially reasonable measures, to protect the confidentiality and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and Seller (with respect to the Business) has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures as well as a commercially reasonable business continuity plan.

(i)There has been no (to Seller’s knowledge in the case of Company Intellectual Property that is licensed to the Company or IT assets that are leased to the Company) actual or alleged unauthorized use, access, intrusion, theft, or breach of security, of any of the (i) Company Intellectual Property or IT Assets or (ii) any personal information, payment card information, confidential or proprietary data, or any other information collected, maintained, or stored by or on behalf of the Company (or any loss, destruction, compromise, or unauthorized disclosure thereof).

(j)The Company and the Seller (with respect to the Business) (including its use or handling of Personal Data) are and have at all times been in material compliance with Data Security Requirements. Over the past twenty-four (24) months, neither Seller nor the Company has received any written notice or allegation that the Company or the operation of the Business is or may be in violation of any Data Security Requirements.

Section 3.08.Contracts.

(a)Section 3.08(a) of the Seller Disclosure Schedule sets forth each written or oral contract, lease or sublease, indenture, license, agreement, arrangement, commitment or other legally binding arrangement (each, a “Contract”) to which the Company is a party or by which its assets or properties are subject or bound or to which Seller or any of its Affiliates (other than the Company) is a party to and is material to, or necessary to operate, the Business, in each case, as of the date of this Agreement, that is:

(i)a Contract for the employment or engagement of any individual on a full-time, or part-time basis, including directors, employees (temporary and seasonal) and independent contractors;

(ii)a Contract that is with any employee leasing agency, staffing firm, professional organization, or other provider of contingent workers for the Company or Seller with respect to the Business;

(iii)(A) restrictive of the ability of the Company (including Purchaser or its Affiliates (including for the avoidance of doubt, the Company) following the Closing) to compete in any business or with any person in any geographic area or solicit any restaurant, corporate client or other customer of any other person, (B) solicit, hire or retain any person as an employee, consultant or individual independent contractor for the Company or Seller for the Business, or (C) a Contract that contains a grant of exclusivity by the Company (including Purchaser or its Affiliates following the Closing) to any other person;

(iv)a Contract with (A) Seller or any of its Affiliates (other than the Company) that has an aggregate future Liability to any person in excess of $100,000, or (B) any officer, director, employee or shareholder of Seller or the Company pertaining to the Business (other than employment Contracts and Benefit Plans); provided, however, that the foregoing shall be deemed not to include any Other Transaction Document or any Contract that will expire or be terminated without Liability to the Company at or prior to Closing;

(v)a collective bargaining agreement or other Contract with any labor organization, union or works council (each, a “Union Contract”);

(vi)any Lease;

(vii)a lease, sublease or similar Contract with any person under which (A) the Company is lessee of, or holds or uses, any equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case, which has an aggregate future Liability or receivable, as the case may be, in excess of

$100,000 in a calendar year and is not terminable without Liability to the Company by notice of not more than thirty (30) days;

(viii)(A) a continuing Contract for the future purchase of materials, supplies or equipment or (B) a management, service, consulting or other similar Contract (other than contracts for services entered into in the ordinary course of business), in any such case, which has an aggregate future Liability to any person in excess of $100,000 for any calendar year and is not terminable without Liability to the Company by notice of not more than thirty (30) days;

(ix)a Contract (A) evidencing Indebtedness (including any note, bond, debenture or other evidence of Indebtedness) of the Company to any other person or (B) under which (1) the Company has directly or indirectly guaranteed Indebtedness or other Liabilities of another person or (2) any person has directly or indirectly guaranteed Indebtedness or other Liabilities of the Company, in the case of each of clauses (A) and (B), which, individually, is in excess of $100,000;

(x)a Contract under which the Company, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person, in any such case, which, individually, is in excess of $100,000;

(xi)a Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Seller (with respect to the Business) or the Company will have any material outstanding obligations after the date of this Agreement;

(xii)a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than a Permitted Lien) upon any Leased Property;

(xiii)a Contract with any Governmental Entity;

(xiv)a Contract with any Key Customer or Key Vendor;

(xv)a Contract (other than the Asset Transfer Agreement) (A) that was entered into since February 9, 2015, that relates to the acquisition or disposition of any assets, properties or businesses of the Company or that are materially related to the Business or (B) that relates to the acquisition or disposition of any assets, properties or businesses, under which there is any Liability of the Company or the Business;

(xvi)a Contract for the sale of any asset of the Company or Seller (with respect to the Business) or the grant of any preferential rights to purchase any such asset, in each case, outside the ordinary course of business;

(xvii)a Contract for any joint venture, partnership or similar arrangement;

(xviii)a Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $100,000 individually or (B) the performance of services in exchange for consideration with a value in excess of $100,000 individually;

(xix)a Contract relating to the advertising or promotion of the Business or pursuant to which any third parties advertise on any websites operated by the Company or Seller (with respect to the Business);

(xx)a Contract containing a “most favored nation” pricing agreement or similar arrangement for pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other persons by the Company or Seller with respect to the Business (including Purchaser or its Affiliates following the Closing);

(xxi)a Contract requiring capital expenditure (including any series of related expenditures) of more than $100,000 (in either case, other than employment Contracts and Benefit Plans);

(xxii)a Contract that is an indemnity agreement; or

(xxiii)a Contract providing a power of attorney to any person; or

(xxiv)other than any Contract specified in clauses (i) through (xxiii) above, any Contract involving payments by or to the Company of $100,000 or more in any calendar year.

(b)Each Contract set forth in Section 3.08(a) of the Seller Disclosure Schedule (each, a “Material Contract”) is valid, binding and in full force and effect and enforceable by the Company (or Seller or its Affiliates as applicable) in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies), except (i) to the extent that the failure of any such Contracts to be valid, binding and in full force and effect, individually or in the aggregate, would not be reasonably likely to result in material Liability to the Company or otherwise materially interfere with the conduct of the Business and (ii) for the expiration of such Material Contract in accordance with its express terms after the date hereof.  No notice, whether written or oral, has been received by the Company alleging that it is in breach or default under any Material Contract except to the extent that any such breach or default, individually or in the aggregate, would not be reasonably likely to result in material Liability to the Company or otherwise materially interfere with the conduct of the Business. No event has occurred, is pending, or, to the knowledge of Seller, is threatened, which (with or without notice or lapse of time, or both) would constitute a breach or default by the Company under any Material Contract or, to the knowledge of Seller, any other party to a Material Contract, except to the extent that such breach or default, individually or in the aggregate, would not be reasonably likely to result in material Liability to the Company or otherwise materially interfere with the conduct of the Business. A complete and accurate copy of each Material Contract, including all amendments and modifications thereto, has been made available to Purchaser.

Section 3.09.Permits. The Company validly holds and has complied with all the terms and conditions of each material Permit held by the Company or is held by any Seller

Company (other than the Company) on behalf of the Company or the Business (each such Permit, a “Company Permit”), in each case, except for any such invalidity or non-compliance that, individually or in the aggregate, would not be reasonably likely to result in material Liability to the Company or otherwise materially interfere with the conduct of the Business.  The Company possesses all Permits necessary for the operation of the Business, except as would not reasonably be expected, individually or in the aggregate, to result in material Liability to the Company or otherwise materially interfere with the conduct of the Business.  Since February 9, 2015, no Seller Company has received written notice of any Proceeding relating to the revocation or modification of any Company Permit, the loss or modification of which, individually or in the aggregate, would be reasonably likely to result in material Liability to the Company or otherwise materially interfere with the conduct of the Business.  No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of a Company Permit or results in any other material impairment of the rights of the holder of any such Company Permit, other than an expiration of such Company Permit in accordance with its terms.

Section 3.10.Proceedings. Since February 9, 2015, there have been no material lawsuits, claims, suits, actions, charges, complaints, audits, arbitrations, investigations, inquiries or other proceedings (“Proceedings”) pending or, to the knowledge of Seller, threatened against Seller (with respect to the Business) or the Company or any of their respective directors or officers (in their capacity as such) or otherwise arising out of or relating to the Business. Neither the Company nor Seller (with respect to the Business) is a party or subject to or in default under any material Injunction of any Governmental Entity or arbitration tribunal applicable to the Company or the Business.

Section 3.11.Benefit Plans.

(a)Section 3.11(a) of the Seller Disclosure Schedule sets forth a list of each material Benefit Plan that covers any Business Employee who provides services primarily to the Business. With respect to each Benefit Plan, Seller has made available to Purchaser complete and correct copies of the current plan document (or a written description of material terms if no plan document exists) and, if required by applicable Law, the Benefit Plan’s summary plan description. Each Benefit Plan and, if applicable, related trust has been established, maintained, funded and administered in all material respects and complies in all material respects, with respect to any Business Employee, with its terms and all applicable Laws (including ERISA and, the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, in each case a copy of which has been made available to Purchaser, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable or otherwise adversely affect the qualification of such Benefit Plan. With respect to any Benefit Plan and any Business Employee, to the knowledge of Seller, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code. No event has occurred that would subject the Transferred Assets to a lien under Section 430(k) of the Code. All contributions, distributions, reimbursements and premium payments due with respect to any Business Employee under or pursuant to each Benefit Plan prior to the Closing will have been timely made as of the Closing.

(b)No Benefit Plan is, and neither Seller nor any of its Affiliates has any current or contingent liability or obligation under or with respect to: (i) a plan that is or subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither Seller nor any of its Affiliates has: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(c)Except as set forth on Section 3.11(c) of the Seller Disclosure Schedule attached hereto and other than as required under Section 4980B of the Code or other similar applicable Law and for which the beneficiary pays the full premium cost, no Benefit Plan provides for any Business Employee benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment or service (other than death benefits when termination occurs upon death).

(d)Except as set forth on Section 3.11(d) attached hereto, no Benefit Plan exists that could: (i) result in the payment to any Business Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the payment, vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Business Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(e)The execution of this Agreement and the consummation of the transactions contemplated hereby, will not (alone or in conjunction with any other event) (i) result in any material payment becoming due to any Business Employee or Former Business Employee under any Benefit Plan or otherwise, (ii) materially increase any benefits or compensation otherwise payable to any Business Employee or Former Business Employee under any Benefit Plan or otherwise, or (iii) result in the acceleration of time of payment or vesting of, or require the material funding of, any such benefits or compensation.

(f)Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies with respect to the Business Employees in all material respects with the requirements of Section 409A of the Code and the regulations thereunder by its terms and has been operated with respect to the Business Employees in all material respects in accordance with such requirements such that no material additional Taxes are due with respect to any such arrangement under Section 409A of the Code.

(g)The Company is not a party to, nor is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign Taxes). No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.12.Absence of Changes or Events.

(a)Since the Interim Balance Sheet Date, there has not been any change, effect, event or occurrence that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(b)Except in connection with or pursuant to the Asset Transfer, from the Interim Balance Sheet Date through the date of this Agreement, (i) the Business has been conducted in the ordinary course of business in all material respects and (ii) neither the Company nor Seller has taken any action that would have required the consent of Purchaser under Section 5.02 had such action occurred after the date hereof.

Section 3.13.Compliance with Applicable Laws.

(a)Each of the Company and Seller (with respect to the Business) is, and since February 9, 2015 has been, in material compliance with all applicable Laws and Injunctions. Since February 9, 2015, neither the Company nor Seller (with respect to the Business), has received any written or, to the knowledge of Seller, oral communication from a Governmental Entity that alleges that any the Company or Seller (with respect to the Business), is in violation of any applicable Laws or Injunctions, except for any such violations that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company or otherwise materially interfere with the conduct of the Business.

(b)Neither the Company nor, to the knowledge of Seller, any of the Business Employees (in each case, acting in their capacities as such) has, directly or indirectly, through its representatives or any person authorized to act on its behalf (i) violated in any material respect (A) the Foreign Corrupt Practices Act, (B) the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions and legislation implementing such convention or (C) all other international anti-bribery conventions and bribery Laws applicable to the Company (collectively, the “Anti-Bribery Laws”) or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, gifted, promised to give, or authorized the giving of anything of value, to any Government Official or to any other person: (A) for the purpose of (1) corruptly or improperly influencing any act or decision of any Government Official in his official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage; or (4) inducing any Government Official to use his respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in the case of each of clause (1), (2), (3) or (4), assist the Company in obtaining or retaining business for or with, or directing business to, the Company; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.  Since February 9, 2015, neither the Company nor Seller (with respect to the Business) has received any written or, to the knowledge of Seller, oral communication from a Governmental Entity that alleges that any manager, officer, employee or authorized agent of the Company or the Business or any other person acting on behalf of the Company or the Business is in violation of any Anti-Bribery Law.

Section 3.14.Environmental Matters. Except as could not result, individually or in the aggregate, in material Liability to the Company or otherwise materially interfere with the conduct of the Business (i) each of the Company and Seller (with respect to the Business) is, and has since February 9, 2015, been, in compliance with all Environmental Laws, (ii) the Company possesses and maintains, and has since February 9, 2015, possessed and maintained, all Environmental Permits required for the operation of its properties and the conduct of the Business (the “Company Environmental Permits”), and the Company is, and has since February 9, 2015 been, in compliance with each Company Environmental Permit, (iii) neither Seller nor the Company has received any communication from a Governmental Entity or any other person that alleges that the Company is in violation of, or has any Liability under, any Environmental Law, the substance of which communication has not been fully resolved, (iv) there are no pending or, to the knowledge of Seller, threatened Proceedings against the Company or Seller (with respect to the Business) resulting from any (A) non-compliance with, or Liability under, Environmental Laws or the Company Environmental Permits or (B) a Release of Hazardous Material, and (v) the Company (nor any person whose Liability the Company has assumed, undertaken or become subject to) has not manufactured, transported, treated, managed, handled, stored, Released, used or disposed of, or arranged for the disposal of, owned or operated any property or facility which is or has been contaminated by, or exposed any person to, any Hazardous Material.  Seller and the Company have furnished to Purchaser all environmental audits, reports and other material environmental documents relating to the past or current properties, facilities or operations of the Company or the Business which are in Seller’s or the Company’s possession or under their reasonable control.

Section 3.15.Employee and Labor Matters. Section 3.15 of the Seller Disclosure Schedule lists all Business Employees as of the date of this Agreement, including (i) date of hire, (ii) work location, (iii) annual salary or hourly wage rate, as applicable, (iv) bonus, commission and other incentive opportunities (including 2016 bonus and/or commissions), (v) treatment as exempt or non-exempt under the federal Fair Labor Standards Act, (vi) job title, and (vii) status as active, on leave, etc. Each of Seller and its Affiliates, including, without limitation, the Company, and, in each case, with respect to the Business Employees and Former Business Employees, is and has been in material compliance with all applicable Laws respecting labor, employment and employment practices, including, provisions thereof respecting terms and conditions of employment, health and safety, wages and hours, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, plant closures and layoffs (including the WARN Act, workers compensation, labor relations, employee leave issues and unemployment insurance), and, to the Seller’s and the Company’s knowledge, there is no basis for any material claim alleging a violation with any such Law. With respect to the Business and the Company: (i) there is not and there has not been, any labor strike, work stoppage, walkout, lockout, or labor dispute pending or, to the knowledge of Seller, threatened against Seller or the Company with respect to the Business Employees or Former Business Employees, (ii) to the knowledge of Seller, there is and has been no union organizing activity with respect to, or amongst, the Business Employees or Former Business Employees, (iii) no union or works council or group of Business Employees or Former Business Employees, has made a demand for recognition or filed a petition for an election or certification with the National Labor Relations Board or any other labor relations tribunal or authority relating to Business Employees or Former Business Employees, (iv) there are, and have not been, any pending, or to the knowledge of Seller, threatened material charges against Seller or the Company before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, in either case, with respect to any Business Employees or Former Business Employees, (v) neither Seller nor the Company has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any material investigation, and no such investigation is in progress, in either case, with respect to any Business Employees or Former Business Employees, and (vi) there is no collective bargaining agreement, works council agreement or similar Contract with any labor organization, works council or similar employee representative covering any Business Employee. With respect to the Business and the Company, all Former Business Employees who were terminated from employment since February 9, 2015 have signed a release agreement in favor of the Company. Except as would not result in material Losses for Seller or the Company: (i) the Company and Seller, in either case, with respect to the Business, have paid all material wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance, fees, and other compensation that has come due and payable to its current and former Business Employees, Former Business Employees, and any other service providers to the Business, including, contractors, consultants, and other service providers; and (ii) each individual who is providing or since February 9, 2015 has provided services to the Company or to Seller, in either case, for the Business, who is or was classified and treated as an independent contractor, consultant, or other non-employee service provider, is and was properly classified and treated as such for all applicable purposes. Other than those disclosed in Section 3.15 of the Seller Disclosure Schedule, each Business Employee whose primary place of employment is in the United States is an “at will” employee. Other than those disclosed in Section 3.15 of the Seller Disclosure Schedule, there are no written employee handbooks in effect applicable to Seller (with respect to the Business) or the Company. The Business Employees are sufficient in number and skill to allow Purchaser to conduct the Business after the Closing in substantially the same manner as it was conducted by Seller prior to the Closing Date. To the knowledge of Seller, no current Business Employee intends to terminate his or her employment prior to the one (1) year anniversary of the Closing. To the knowledge of Seller, no person is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other material obligation: (i) to Seller (with respect to the Business) or the Company or (ii) with respect to any person who is a current Business Employee or independent contractor providing services to the Business of Seller or the Company, to any third party with respect to such person’s right to be employed or engaged to provide services to the Business by Seller or the Company or to the knowledge or use of trade secrets or proprietary information of the Business.  Neither Seller (with respect to the Business) nor the Company has implemented any plant closing or layoff of employees that could implicate the WARN Act, nor are any such actions currently planned, contemplated, or announced. Section 3.15 of the Seller Disclosure Schedule lists all Business Employees who currently have work visas by (i) name, (ii) visa type, (iii) sponsoring entity, and (iv) expiration date, and the transactions contemplated by this

Agreement will not affect their ability to continue to work in the Business or for the Company after the Closing Date. Each Business Employee is authorized to work in the jurisdiction in which he or she provides services to the Business.

Section 3.16.Sufficiency of Assets.

(a)As of the Closing (and, for the avoidance of doubt, after giving effect to the Asset Transfer), the assets that are owned, leased, used or licensed by the Company will, together with the rights granted under, or the services provided under the Transition Services Agreement, constitute all of the assets, rights, title, interest and properties that are used in the conduct of the Business in the manner in which it is conducted on the date of this Agreement and as of immediately prior to the Closing.  Immediately following the Closing, the Company and Purchaser shall be able to use all such assets, rights, title, interest and properties, and take advantage of all such rights, in substantially the same manner as such assets, rights, title, interest and properties are used, or such rights are taken advantage of by the Company or Seller (with respect to the Business), as of the date of this Agreement and as of immediately prior to the Asset Transfer and the Closing.

(b)No Affiliate (other than the Company), executive officer, or director of Seller or any of their respective Affiliates (other than the Company) (i) owns or has any property or right, tangible or intangible, which is material to the operations of or necessary to operate the Business as currently conducted, (ii) has any claim or cause of action against any of the assets of the Company or the Business, or (iii) owes any significant amounts to, or is owed any significant amounts by, the Company or the Business.

(c)The Company owns and has, or as of the Closing (and, for the avoidance of doubt, after giving effect to the Asset Transfer) will have, good and valid title to, or hold pursuant to valid and enforceable leases or licenses, all tangible assets that are used in the Business free and clear of all Liens, except (i) the Liens set forth in Section 3.16(c) of the Seller Disclosure Schedule that are not material to the Business, (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other like Liens, in each case, arising or incurred in the ordinary course of business relating to amounts not yet due or payable, (iii) Liens to secure payments of workmen’s compensation and other similar payments, unemployment and other insurance, old-age pensions or other social security obligations to the extent reflected and adequately reserved against on the Interim Financial Statements, (iv) Liens to secure the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds or other similar obligations arising in the ordinary course of business, (v) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (vi) Liens for Taxes and other governmental charges that are not yet due and payable or are being contested in good faith and for which adequate reserves have been made in accordance with GAAP, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, and (viii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (i) through (viii) above are referred to collectively as “Permitted Liens”).

Section 3.17.Intercompany Arrangements. Except for (i) the Other Transaction Documents, and (ii) any Contracts that will be terminated on or prior to the Closing Date in accordance with Section 7.06(b), Section 3.17 of the Seller Disclosure Schedule lists all Contracts between or among the Company or any of its officers, directors or employees, on the one hand, and any Seller Company (other than the Company) and their respective officers, directors, employees or stockholders on the other hand.

Section 3.18.Key Customers and Vendors.

(a)Section 3.18(a) of the Seller Disclosure Schedule sets forth the top twenty (20) most significant restaurants based on dollar sales volumes of the Business during the twelve (12) month period ended June 30, 2017 (the “Key Customers”).

(b)Section 3.18(b) of the Seller Disclosure Schedule sets forth the top twenty (20) most significant vendors of the Company, based on the amounts invoiced by the Company during the twelve (12) month period ended June 30, 2017 (the “Key Vendors”).

Section 3.19.Brokers. No brokers or finders have acted for Seller in connection with this Agreement or the transactions contemplated hereby and no broker or finders are entitled to any brokerage fee, finder’s fee or commission in respect thereof.

Section 3.20.Existing Credit Support.  Except as set forth on Section 3.20 of the Seller Disclosure Schedule, there are no guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support provided by Seller or any of its Affiliates (other than the Company) for the benefit of the Company or the Business.

Section 3.21.Bank Accounts.

(a)Section 3.21(a) of the Seller Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company or the Business at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) the account number; (iii) the type of account; and (iv) the names of all persons who are authorized to sign checks or other documents with respect to such account.

(b)Section 3.21(b) of the Seller Disclosure Schedule lists all of the accounts receivable of the Company, or Seller or its Affiliates (with respect to the Business), as of July 31, 2017. All such accounts receivable, whether billed or unbilled, of the Company or Seller or its Affiliates (with respect to the Business), arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, to the knowledge of Seller are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of the Company or the Business.

(c)Section 3.21(c) of the Seller Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by the Company to any employee, director, consultant or individual independent contractor, other than routine travel advances made to employees in the ordinary course of business.

Section 3.22.Insurance. Section 3.22 of the Seller Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company or Seller (with respect to the Business) as of the date of this Agreement and identifies all claims made thereunder as of the date of this Agreement. The Company has made available to Purchaser accurate and complete copies of such insurance policies, and each such insurance policy is in full force and effect. Neither the Company nor Seller (with respect to the Business) has received any written notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy maintained by, at the expense of or for the benefit of the Company or Seller (with respect to the Business) as of the date of this Agreement, (ii) refusal of any coverage or rejection of any claim under any such insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any such insurance policy.

Section 3.23.No Implied Representations. Notwithstanding anything herein to the contrary, Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Article III, any Other Transaction Document or in any certificate to be delivered pursuant to this Agreement or any Other Transaction Document. It is understood that any financial estimates, forecasts, projections or other similar information that have been or shall hereafter be made available by or on behalf of Seller, the Company or any other person to Purchaser or any of its Affiliates or its or their respective Representatives, whether written or oral, are not, and shall not be relied upon or deemed to be, representations and warranties of Seller, the Company or any of their respective Affiliates or their respective Representatives, except to the extent expressly provided in this Article III or in any certificate to be delivered hereunder. Nothing in this Agreement shall be interpreted to limit any claim for fraud.

Article IV

Representations and Warranties of Purchaser and Parent

Each of Purchaser and Parent hereby represents and warrants to Seller and the Company as of the date hereof and as of the Closing as follows:

Section 4.01.Organization, Standing and Authority; Execution and Delivery; Enforceability.

(a)Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each of Purchaser and Parent has all requisite power and authority to enter into this Agreement and the Other Transaction Documents to which it is specified to be a party and to consummate the transactions contemplated hereby and thereby and comply with the terms and conditions hereof and thereof. All acts and other proceedings required to be taken by Purchaser and Parent to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is specified to be a party and to consummate the transactions contemplated hereby and thereby and comply with the terms and conditions hereof and thereof have been duly and properly taken.

(b)This Agreement has been duly executed and delivered by Purchaser and Parent and, prior to Closing, Purchaser and Parent will have duly executed and delivered each Other Transaction Document to which it is specified to be a party. Assuming that this Agreement has been duly authorized, executed and delivered by Seller and the Company, this Agreement constitutes, and, upon the due authorization, execution and delivery of the Other Transaction Documents by Seller, the Company or their respective Affiliates of each other Transaction Document to which it is specified to be a party, such Other Transaction Document will constitute, a legal, valid and binding obligation of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies.

Section 4.02.No Conflicts; Consents.

(a)The execution and delivery of this Agreement by Purchaser and Parent do not, the execution and delivery by Purchaser and Parent of each Other Transaction Document to which it is specified to be a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser and Parent with the terms and conditions hereof and thereof will not (i) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, require any notice with respect to, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or, any provision of (A) the Governing Documents of Purchaser or Parent, or (B) any Contract to which Purchaser or Parent is a party or by which any of its respective properties or assets may be subject, (ii) violate any Injunction or, subject to the matters referred to in paragraph (b) below, applicable Law, or (iii) result in the creation of any Liens upon any of the properties or assets of Purchaser or Parent under other than, in the case of clauses (i)(B) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to result in a Purchaser Material Adverse Effect.

(b)No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or Parent in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser and Parent with the terms and conditions hereof and thereof, other than (i) compliance with and Consents and Filings under the HSR Act or any other Antitrust Law, (ii) those that may be required solely by reason of Seller’s or any Affiliate of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (iii) compliance with and Filings or notices required by the rules and regulations of any applicable securities exchange or listing authority and (iv) such other Consents the absence of which, or other Filings the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to result in a Purchaser Material Adverse Effect.

Section 4.03.Proceedings. There are no (i) outstanding Injunctions of any Governmental Entity or arbitration tribunal against Purchaser or Parent or any of their respective Affiliates, or (ii) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, Parent or any of their respective Affiliates, other than, in each case, any such items that, individually or in the aggregate, would not be reasonably likely to result in a Purchaser Material Adverse Effect.

Section 4.04.Investment Representations.

(a)Purchase Entirely For Own Account.  Purchaser hereby confirms that (i) Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Units to be acquired by Purchaser pursuant to this Agreement will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.  Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Units.

(b)Disclosure of Information.  Purchaser has had an opportunity to ask questions and receive answers from Seller and the Company regarding the Units.

(c)Restricted Securities.  Purchaser understands that the Units have not been, and will not be as of the date of their issuance to Purchaser, registered under the Securities Act, and are being sold to Purchaser by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations expressed in this Section 4.04.  Purchaser understands that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Units unless and until they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, and the certificate or certificates representing the Units may contain legends to the foregoing effect.  Purchaser understands that no public market exists for any of the securities issued by the Company, including the Units, and that it is unlikely whether a public market will ever exist for the securities issued by the Company, including the Units.

(d)Corporate Securities Law.  THE SALE OF THE SECURITIES THAT IS THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA.  THE ISSUANCE OF SUCH SECURITIES OR THE RECEIPT OF ANY PART OF THE ASSETS FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.

Section 4.05.Sufficient Funds. Purchaser will have as of immediately prior to the Closing sufficient funds on hand and available through liquidity facilities existing as of immediately prior the Closing to satisfy its payment obligations to the extent arising under this Agreement or the Other Transaction Documents and any of the other transactions contemplated by this Agreement or the Other Transaction Documents.

Section 4.06.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Article V

Covenants of Seller and the Company

Each of Seller and the Company covenants and agrees as follows:

Section 5.01.Access. From the date hereof and continuing until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of Seller and the Company shall give Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to personnel, properties and Records relating to the Company and the Business, including information beneficial to ensuring a smooth transition to Purchaser’s post-Closing ownership of the Company (including the Transferred Assets), operation of the Business and implementation of the transactions contemplated by the Marketing Partnership Agreement; provided, that such access (i) does not unreasonably disrupt the normal operations of Seller or the Company, (ii) would not be reasonably expected to violate any attorney-client privilege of Seller or the Company or violate any applicable Law (including merger control and competition Laws) and (iii) would not reasonably be expected to breach any duty of confidentiality owed to any person whether the duty arises contractually, statutorily or otherwise; provided, further, that each of Seller and the Company shall use its reasonable best efforts to obtain the consent of any person necessary to permit disclosure of any information subject to such confidentiality obligations described in clauses (ii) and (iii) and otherwise make appropriate alternative disclosure arrangements in a manner that would not reasonably be expected to violate such Laws, privilege or obligations.

Section 5.02.Ordinary Conduct.  From the date hereof and continuing until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (w) with the prior written consent of Purchaser, (x) as set forth in Section 5.02 of the Seller Disclosure Schedule, (y) pursuant to the Asset Transfer Agreement or (z) otherwise expressly required or permitted by the terms of this Agreement: (A) Seller shall, and shall cause the Company to, cause the Business to be conducted in the ordinary course in substantially the same manner as presently conducted; (B) Seller shall, and shall cause the Company to, use reasonable best efforts to preserve the present commercial relationships with the respective Governmental Entities, restaurants, corporate clients, suppliers, contractors, licensors, employees, distributors and other persons with whom the Company has similar relationships and to preserve the Company’s present operations, organization and goodwill; and (C) neither Seller (with respect to the Company or the Business) nor the Company shall:

(i)amend the certificate of formation, operating agreement or other comparable governing documents of the Company;

(ii)declare or pay any dividend or make any other distribution to any holder of any Units;

(iii)during the period following the Effective Time until the Closing, repay any Indebtedness or pay any Selling Expense;

(iv)redeem, repurchase or otherwise acquire, directly or indirectly, any units of membership interest or other voting securities of, or equity interests in, the Company or issue, deliver, sell, grant, extend or enter into (A) any shares of capital stock or other voting securities of, or equity interests in, the Company or (B) any warrants, options, rights, “phantom” stock rights, stock appreciation rights, stock-based performance units, convertible or exchangeable securities or other commitments or undertakings (1) pursuant to which the Company is or may become obligated to issue, deliver or sell (i) any additional shares of capital stock or other voting securities of, or equity interests in, the Company, (ii) any security convertible into, or exercisable or exchangeable for, shares of capital stock or other voting securities of, or equity interests in, the Company or (iii) any Voting Debt, (2) pursuant to which the Company is or may become obligated to issue, grant, extend or enter into any such warrant, option, right, unit, security, commitment or undertaking or (3) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of the Units;

(v)split, combine or reclassify any Units, or issue any other security in respect of, in lieu of or in substitution for any Units;

(vi)loan, advance, invest or make a capital contribution to or in any person;

(vii)except (A) in the ordinary course of business in connection with a promotion, job performance or workplace requirements or (B) as may be required under existing agreements, including any Benefit Plan or any Union Contract covering any Business Employee or Former Business Employee listed in Section 3.11(a) of the Seller Disclosure Schedule and made available to Purchaser prior to the date hereof, or applicable Law, (1) adopt, establish, enter into or amend in any respect or terminate any Benefit Plan or any Union Contract covering any Business Employee or Former Business Employee, (2) grant to any Business Employee or Former Business Employee any increase in base salary, wages, bonuses, incentive compensation, pension, severance or termination pay or other compensation or benefits, (3) take any action to accelerate the time of payment or vesting of any compensation or benefit for any Business Employee or Former Business Employee, (4) enter into any trust, annuity or insurance Contract or take any other action to fund or otherwise secure the payment of any compensation or benefit for any Business Employee or Former Business Employee; (5) pay to any Business Employee or Former Business Employee any compensation or benefit not required under any Benefit Plan or Union Contract as in effect on the date hereof, other than the payment of base cash compensation, in the ordinary course of business, or immaterial severance or immaterial fringe benefits that will be payable by or on behalf of Seller or the Company prior to the Closing or will constitute Selling Expenses; (6) hire any Business Employee with an expected annual total compensation in excess of $75,000 or enter into any employment agreement, or terminate any Business Employee with an expected annual total compensation in excess of $75,000 other than for cause (as determined by the Company in its reasonable discretion and in accordance with applicable Law), or (7) transfer or modify the job responsibilities of (x) any employee of Seller or the Company in a manner that results in such employee becoming a Business Employee or (y)

any Business Employee in a manner that would result in such individual no longer meeting the definition of Business Employee;

(viii)implement any layoffs, reductions in force, early retirement programs, or voluntary or involuntary employment termination programs impacting any Business Employee;

(ix)make or change any material Tax election (other than any Tax election made in the ordinary course of business consistent with past practice), change any annual Tax accounting period, file any material amended Tax Return, surrender any right to claim a material Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, or settle or compromise any material Tax claim, in each case with respect to the Company;

(x)sell or acquire (or agree to sell or acquire), convey, lease, license permit to lapse, place in the public domain or otherwise dispose of any material property or assets for consideration in excess $100,000 in the aggregate, except for (A) sales of inventory in the ordinary course of business or (B) assets that are obsolete or no longer used by or material to the Company or the Business;

(xi)sell, transfer, lease, sublease, license, assign, permit to lapse, place in the public domain, abandon or otherwise dispose of any Company Intellectual Property, except for (A) non-exclusive licenses granted in the ordinary course of business, and (B) abandonment or other similar dispositions of non-material Intellectual Property in the ordinary course of business;

(xii)issue any note, bond or other debt agreement, obligation or security, or create, incur, assume or guarantee any Indebtedness outside of the ordinary course of business, in each case, other than trade payables in the ordinary course of business;

(xiii)disclose any trade secrets or other confidential information of the Company or the Business (except pursuant to a non-disclosure agreement entered into by the Company in the ordinary course of business);

(xiv)permit or allow any asset of the Company or the Business to become subject to any Lien (other than any Permitted Lien);

(xv)acquire any business or any corporation, partnership, association or other business organization or division or a substantial portion of the assets thereof (other than inventory), by merger, consolidation, purchase of assets or otherwise, for aggregate consideration in excess of $100,000 or enter into any new joint venture, strategic alliance, partnership or similar venture;

(xvi)make any material change to the Company’s methods of financial accounting in effect as of the date of this Agreement, except as required by the Accounting Policies or applicable Law;

(xvii)materially modify, amend, terminate, cancel or renew, or agree to any material waiver under, any of the Material Contracts, or enter into or amend any Contract that, if existing on the date hereof, would be a Material Contract, except for renewals of any such Material Contract in the ordinary course of business;

(xviii)settle any Proceeding involving the Company, the Business or any of their respective directors or officers (in their capacities as such) requiring payments in excess of $100,000, involving injunctive or equitable relief or relating to any criminal or quasi-criminal Proceeding;

(xix)fail to maintain the Leased Property in substantially the same condition as of the date hereof, ordinary wear and tear, casualty and condemnation excepted;

(xx)enter into any Contracts with Affiliates;

(xxi)make any capital expenditure or enter into any commitment therefor in an aggregate amount in excess of $100,000;

(xxii)fail to satisfy when due any material Liability (other than any such Liability that is being contested in good faith);

(xxiii)enter into any line of business other than the Business; or

(xxiv)authorize or agree to do, whether in writing or otherwise, any of the foregoing actions.

Section 5.03.Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither Seller nor the Company shall take, nor shall they permit their respective Representatives to take, any action to solicit, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than Purchaser and/or its Representatives) concerning any purchase of the Units, the Business or any merger, sale or license of all or substantially all of the Company’s assets or the Seller’s assets related to the operation of the Business or similar transaction involving the Company or the Business (each such transaction, an “Alternative Transaction”). Notwithstanding the foregoing, Seller and the Company may respond to any unsolicited proposal regarding an Alternative Transaction by indicating that Seller and the Company are subject to an exclusivity agreement pursuant to this Agreement with respect to the sale of the Company and the Business and is unable to provide any information related to the Company or the Business or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction for as long as this Agreement remains in effect. Seller shall promptly notify Purchaser of any unsolicited proposal, inquiry or offer by any person (other than Purchaser and/or its Representatives) with respect to or relating to any Alternative Transaction and shall provide Purchaser with a summary of the material terms or such proposal, inquiry or offer.

Section 5.04.Company Asset Transfer.  Seller and the Company shall (i) take all steps necessary to effect the Asset Transfer prior to the Closing in accordance with the

Asset Transfer Agreement and (ii) not amend the form of Asset Transfer Agreement without the prior written consent of Purchaser.

Section 5.05.Confidentiality. From and after the Closing, Seller shall  keep confidential, and cause its Affiliates and cause its and their respective officers, directors, employees, advisors and other Representatives to keep confidential, all non-public information relating to the Company or the Business (“Business Confidential Information”), except (i) as required or requested by a Governmental Entity or required pursuant to Law or the rules or regulations of any securities exchange or listing authority or legal, administrative or judicial process, (ii) for information that is available on the Closing Date to the public, or thereafter becomes available to the public other than as a result of a breach of this Section 5.05, or (iii) for information disclosed in connection with the exercise of any rights or remedies provided in any Transaction Document or any Proceeding related to any Transaction Document or the enforcement of rights thereunder. In the event Seller or any of its Affiliates is required or requested by a Governmental Entity to disclose such information, Seller or its Affiliate shall promptly notify Purchaser and the Company in writing, unless prohibited by Law, which notification shall include the nature of such legal requirement and the extent of the required disclosure, and shall cooperate with Purchaser, at Purchaser’s expense, to preserve, to the extent possible, the confidentiality of such information.

Section 5.06.Restrictive Covenants.

(a)For a period of two (2) years after the Closing Date, Seller will not, nor will it permit its Affiliates to, directly or indirectly, (i) induce or encourage any Transferred Employee to leave the employment of Purchaser or any of its Affiliates or (ii) solicit for employment, employ or assist any other person in employing any Transferred Employee; provided, that the foregoing shall not preclude Seller or any of its Affiliates from (A) placing general solicitations for employment not specifically directed toward the Transferred Employees or (B) hiring any such Transferred Employee who (1) has had his or her employment terminated by Purchaser or any of its Affiliates for any reason, (2) has not been employed by Purchaser or any of its Affiliates within six (6) months prior to the date of hire, or (3) responds to any general solicitation permitted by the foregoing clause (A).

(b)For a period of five (5) years after the Closing Date, Seller and its Affiliates (excluding, for the avoidance of doubt, the Company) shall not, directly or indirectly, engage in the Restricted Business (as defined below) anywhere in the world, own any interest in, conduct, manage, operate or control any person engaged in the Restricted Business or actively participate in, consult with, render services for or furnish advice to any person in connection with such person’s engagement in the Restricted Business.  For purposes of this Agreement, “Restricted Business” means the design, development, sale, licensing, marketing or provision of any consumer and corporate online and/or mobile food ordering service business, including without limitation the provision of delivery services for restaurants; provided, however, the Restricted Business shall not include, or in any way restrict the ability of Seller and its Affiliates from, (A) marketing and engaging in the ordinary course of business of Seller and its Affiliates (other than the Company) as conducted as of the date hereof (other than the operation of the Business), (B) marketing, facilitating, taking and confirming online and/or mobile food orders via a third party application (e.g., Uber Eats, Delivery.com or EatStreet), subject to Section 3(a)

of the Marketing Partnership Agreement, (C) processing payments for online and/or mobile food orders via a third party application, or (D) marketing, facilitating, taking, confirming, and processing payments for online and/or mobile food orders for in-restaurant consumption.  For clarity but without limitation, nothing herein will affect or limit Seller’s obligations under Sections 3(a), 8(b) and 10(d) of the Marketing Partnership Agreement or under any other provisions in the Marketing Partnership Agreement that address restrictions on using Merchant Materials or APIs (as such capitalized terms are defined therein); provided, further, to the extent that Seller properly terminates the Marketing Partnership Agreement pursuant to Section 15(b) thereof, this Section 5.06(b) will be of no further force effect.  In addition, for so long as the Business Confidential Information remains confidential, Seller will not, nor will it permit its Affiliates to use the Business Confidential Information for any reason except as expressly permitted by this Agreement, the Transition Services Agreement and the Marketing Partnership Agreement.

(c)Except as expressly permitted by the Transition Service Agreement and the Marketing Partnership Agreement, Seller agrees that from and after the Closing Date it will not use (and it will prevent its subsidiaries or Affiliates from using) (i) the name “Eat24” or “Eat24Hours” or any other Marks used by the Company, but excluding the Seller Names and Marks, and (ii) any Marks that are similar to, or are otherwise variations or derivatives of any of the foregoing (including translations, abbreviations, adaptations and combinations thereof). Notwithstanding anything to the contrary in this Agreement, (x) the appearance of the foregoing Marks on any other materials that are held by Seller or its subsidiaries or Affiliates (excluding, for the avoidance of doubt, the Company) for internal use only shall not be a breach of this Agreement or constitute a violation of the Intellectual Property rights of Purchaser; provided that (x) within one hundred eighty (180) days after the Closing Date, Seller shall, unless such use shall otherwise expressly permitted by or necessary to perform its obligations under the Transition Service Agreement and/or the Marketing Partnership Agreement, remove any and all such appearances from any internal usage (including, for the avoidance of doubt, sales and product literature, purchase orders, invoices, packaging, stationary, labeling, promotional products and all other similar materials), and (y) Seller and its subsidiaries and Affiliates may use the foregoing Marks and non-trademark names solely for the purposes of conveying to third parties or the general public the historical origins of the Business in a manner that is (1) consistent with past practices, (2) does not disparage Purchaser, its Affiliates or the Company and (3) required for legitimate business purposes.

(d)The parties acknowledge and agree that the amount of actual damages suffered by Purchaser in the event of an actual or threatened breach of this Section 5.06 may be difficult or impossible to accurately calculate and there may not be an adequate remedy at law available to Purchaser to fully compensate it in the event of such an actual or threatened breach. Consequently, the parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Section 5.06, Purchaser and its successors and assigns shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), and neither Seller nor any of its Affiliates will oppose the granting of any such relief on the ground(s) that Purchaser has an adequate remedy at Law, has not proven actual damages, and/or should be required to post a bond or other security.

(e)If any provision contained in this Section 5.06 is, for any reason, held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 5.06, but this Section 5.06 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 5.06 is held to cover a geographic area or to be of a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect; instead, the parties agree that a court of competent jurisdiction will construe, interpret, reform or judicially modify this Section 5.06 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.

(f)Seller expressly acknowledges and agrees that (i) each of the restrictions contained in this Section 5.06 is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Purchaser’s interest in, and value of, the Business (including the goodwill inherent therein), (ii) Seller is primarily responsible for the creation of such value, and (iii) Purchaser would not have entered into this Agreement or consummated the transactions contemplated by the Transaction Documents without the restrictions contained in this Section 5.06.

Article VI

Covenants of Purchaser

Purchaser covenants and agrees as follows:

Section 6.01.Confidentiality. Purchaser acknowledges that the information being made available to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Other Transaction Documents is subject to the terms of a confidentiality agreement between Purchaser and Seller dated as of February 23, 2017 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to information relating to the Company; provided, that Purchaser acknowledges that any and all other information made available to it by or on behalf of Seller or any of its Affiliates, or any of its or their respective Representatives, concerning any Seller Subsidiary, Seller or any of its Affiliates (excluding, for the avoidance of doubt, the Company and the Business) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 6.02.No Use of Seller Names and Marks; Transitional License.

(a)Except as expressly permitted by the Transition Service Agreement and the Marketing Partnership Agreement, Purchaser shall, and shall cause the Company to, promptly, and in any event within: (i) forty-five (45) Business Days after the Closing Date, (A) amend or terminate any Governing Documents, certificates of assumed names or “doing business as” filings by such entities so as to remove from such documents, certificates or filings and eliminate its right to use any of the Seller Names and Marks, and (B) remove any and all Seller Names and Marks from any websites and other online media operated in connection with the Business (including any social media, Internet sites or other or similar uses); (ii) six (6) months after the Closing Date, remove any and all Seller Names and Marks from any signage on any Leased Property or other assets, regardless of the form or medium (other than sales and product literature, purchase orders, invoices, shipping documents, packaging and labeling and similar materials to the extent permitted under the Transitional License); and (iii) ninety (90) days after the Closing Date, revise or replace all sales and product literature, purchase orders, invoices, shipping documents, packaging and labeling and all other similar materials (regardless of the form or medium) to delete, and cease use of, all references to any of the Seller Names and Marks; provided, that, with respect to the foregoing clause (iii), for a period of six (6) months from the Closing Date (the “Transitional Period”), Purchaser and the Company may continue to distribute sales and product literature that uses any of the Seller Names and Marks in the ordinary course of business and only in substantially the same form, and to substantially the same extent, that such sales and product literature exist on the Closing Date (the “Existing Materials”) or are otherwise produced in the ordinary course of business within the thirty (30)-day period after the Closing Date (together with the Existing Materials, the “Transitional Materials”); provided, in each case, that Purchaser complies, and causes the Company to comply, with the terms and conditions set forth herein (including the terms of the Transitional License granted below) and all applicable Laws.

(b)Subject to the terms and conditions set forth herein, and effective only upon the occurrence of the Closing and during the Transitional Period, Seller hereby grants, on behalf of itself and its Affiliates, to Purchaser and the Company, a limited, royalty-free, paid-up non-exclusive right and license to use those Seller Names and Marks and copyrights and other Intellectual Property owned by Seller or any of its Affiliates (the “Licensed IP”) that are used, as of the Closing Date, by Seller and the Company in the manufacture, distribution, marketing and sale of the products and services of the Company included in the Transitional Materials, to the extent necessary to allow Purchaser and the Company to so use such Transitional Materials during the Transitional Period in the ordinary course of business in the six (6) months following the Closing Date (the “Transitional License”). By the end of the Transitional Period, Purchaser shall, and shall cause the Company to, return to Seller (or its designee) or destroy any remaining Transitional Materials.

(c)As between the parties, Seller is the sole and exclusive owner of all right, title and interest in and to the Seller Names and Marks and all rights related thereto and goodwill associated therewith and all Licensed IP; and all uses of the Seller Names and Marks and the goodwill arising therefrom shall inure solely to the benefit of Seller. Any use by Purchaser or the Company of any of the Seller Names and Marks during the Transitional Period is subject to each of their use of the Licensed IP, including the Seller Names and Marks included therein, in a form and manner, and with standards of quality, in effect by Seller and its Affiliates with respect thereto as of the date of this Agreement and in accordance with all applicable Laws.

(d)Seller hereby expressly reserves all rights in and to the Seller Names and Marks and the Licensed IP, except solely for the limited non-exclusive license granted to Purchaser and the Company during the Transitional Period. After the Closing, Purchaser shall not, and shall cause each of its Affiliates to not, hold itself out as having any affiliation with Seller or any of its Affiliates.

(e)Notwithstanding anything to the contrary, (i) the appearance of the Seller Names and Marks on any other materials that are held by the Company for internal use only or as required by or permitted as fair use or otherwise under applicable Law shall not be a breach of this Agreement or constitute a violation of the Intellectual Property rights of Seller or its Affiliates so long as Purchaser and the Company endeavor to remove such appearances in the ordinary course of business, and (ii) Purchaser and the Company may use the Seller Names and Marks and non-trademark names to convey to third parties or the general public the historical origins of the Business, including by referring to such origins on their websites and in their advertising, marketing and promotional materials.

Article VII

Mutual Covenants

Section 7.01.Publicity. Seller and Purchaser agree that, no public release or announcement concerning the Transaction Documents or the transactions contemplated thereby shall be issued by either party or its Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any U.S. or non-U.S. securities exchange or listing authority, in which case the party required to make the release or announcement shall allow the other party a reasonable opportunity to comment on such release or announcement in advance of such issuance and the party issuing such release shall consider any reasonable comments in good faith; provided, that each of Seller, the Company and Purchaser may make internal announcements to their respective employees that are consistent with such party’s prior public disclosures regarding the transactions contemplated by the Transaction Documents and that otherwise have been made in accordance with this Section 7.01. Seller and Purchaser agree that the initial press release to be issued with respect to the transactions contemplated by the Transaction Documents shall be in the form mutually agreed upon by Seller and Purchaser.

Section 7.02.Efforts.

(a)Cooperation. Subject to the terms and conditions set forth in this Agreement, Seller and Purchaser shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable and in any event prior to the Termination Date or Extended Termination Date, as applicable, including using commercially reasonable best efforts to (i) prepare and file as promptly as practicable all documentation to effect all necessary reports and other Filings and to obtain as promptly as practicable all Consents and registrations necessary to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement and (ii) execute and deliver any additional instruments reasonably necessary to consummate the Acquisition and the other transactions contemplated by this Agreement on the terms and conditions contemplated hereby. Subject to applicable Laws relating to the exchange of information, Purchaser and Seller shall have the right to review in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser or Seller, the Company or the Business, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Acquisition and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, Seller and Purchaser shall act reasonably and as promptly as practicable.

(b)Information. Subject to applicable Laws, Seller and Purchaser shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, that is reasonably necessary for making any Filing or obtaining any Consent, and such other matters as may be reasonably necessary or advisable in connection with any Filing made (or to be made) by or on behalf of Purchaser, Seller or any of their respective Affiliates to any Governmental Entity in connection with the Acquisition and the other transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Law.  Notwithstanding the foregoing, in connection with the performance of each party’s respective obligations, Seller and Purchaser may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 7.02(b) as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 7.02(b), materials provided to the other parties or their counsel may be redacted to remove references concerning the valuation of the Business or the Company or information otherwise not germane to regulatory review.

(c)Status. Subject to applicable Laws and the instructions of any Governmental Entity, Seller and Purchaser shall keep the other apprised of the status of matters relating to Consents or clearances of any Governmental Entity of the Acquisition and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Seller or Purchaser, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such Consents or clearances, provided, that such materials may be redacted as necessary (i) to address good faith legal privilege or confidentiality concerns or (ii) to comply with applicable Law. Subject to applicable Laws and the instructions of any Governmental Entity, neither Seller nor Purchaser shall permit any of their respective Affiliates, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any Consents, clearances, Filings, investigation or other inquiry with respect to the Acquisition and the other transactions contemplated by this Agreement unless such party consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d)Antitrust Matters.

(i)Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 7.02, each of Seller, on the one hand, and Purchaser, on the other hand, agree to take or cause to be taken the following actions until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms:

(A)as soon as practicable, and in any event with respect to the Filing under the HSR Act, no later than ten (10) Business Days following the date of this Agreement, to file (1) the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, shall not be shared or otherwise disclosed to the other parties, except for providing copies of Item 4 documents to outside counsel of each party, with any redactions as permitted by this Section 7.02) for Seller and Purchaser, in each case, requesting early termination of the waiting period with respect to the transactions contemplated hereby and (2) any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other Antitrust Law; provided, however, it is agreed and acknowledged that Purchaser shall pay the filing fee required in connection with the Filing under the HSR Act;

(B)to promptly provide to each Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such consent, clearance, approval, or authorization of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby; and

(C)to use reasonable best efforts to take, and to cause each of its subsidiaries to take, any and all actions necessary to obtain any Consents or clearances required under or in connection with any Antitrust Law and enable all waiting periods under any Antitrust Law to expire and Purchaser shall use reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Entity, in each case, to enable the transactions contemplated by this Agreement to occur prior to the Termination Date or the Extended Termination Date, as applicable, including using reasonable best efforts to comply with, and modifying where appropriate, any requests for additional information by any Governmental Entity.

(ii)Notwithstanding the foregoing, nothing in this Section 7.02(d) or otherwise in this Agreement shall require Purchaser or any of its subsidiaries to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, or take any other action that, in the reasonable judgment of Purchaser, could be expected to limit the right of Purchaser or any its subsidiaries to own or operate all or any portion of their respective businesses or assets (including the Company following the Closing) or otherwise receive the full benefits of the Acquisition or the Marketing Partnership Agreement.

(iii)Nothing in this Section 7.02(d) shall require Seller or its Affiliates or Purchaser or its Affiliates to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(iv)Seller and its Affiliates shall not, without the prior written consent of Purchaser, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, license, assignment, transfer, divestiture, hold separate or other disposition of any assets, business or portion of business, or the imposition of any restriction, requirement or limitation on the operation of any business or assets.

Section 7.03.Notification of Certain Matters.  From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Purchaser and Seller shall promptly notify each other of (i) any notice or other communication from any Governmental Entity in connection with any Proceeding or investigation commenced or, to the knowledge of Purchaser or to the knowledge of Seller, as applicable, threatened against, relating to or involving or otherwise affecting a party which relates to this Agreement or the Other Transaction Documents or the transactions contemplated hereunder or thereunder or (ii) to the knowledge of Purchaser or to the knowledge of Seller, any change, condition or event that (A) renders or would reasonably be expected to render any representation or warranty of such party (including, with respect to Seller, the Company) set forth in this Agreement to be untrue or inaccurate to an extent such that the conditions set forth in Section 8.01 or Section 8.02, as applicable, would not be satisfied if the Closing were to then occur or (B) results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be completed with or satisfied by such party; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties.

Section 7.04.Tax Matters.

(a)The amount of any Tax refunds or credits in lieu of cash Tax refunds with respect to the Company for any Pre-Closing Tax Period (net of any Taxes incurred in respect of the receipt or accrual of such refunds and any other expenses attributable to obtaining and receiving such refunds or credits) shall be for the account of Seller, other than any refund or credit that was reflected as an asset in the calculation of the Closing Working Capital pursuant to Section 2.02. Purchaser shall forward, or cause to be forwarded, to Seller the amount of such refund or credit within ten (10) days after such refund is received or after such credit is applied against another Tax, as the case may be. To the extent any such refund or credit is subsequently disallowed or required to be returned to the applicable Taxing Authority, Seller agrees to promptly repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Taxing Authority, to Purchaser. For the purposes of this Section 7.04(a), where it is necessary to apportion the economic benefit of a refund or credit for Taxes for a Straddle Period, such benefit shall be apportioned between Seller and Purchaser using the principles of Section 7.04(b). If requested by Seller, Purchaser shall take all reasonable action necessary to promptly claim, at the sole cost and expense of Seller, such Tax refunds or credits in lieu of cash Tax refunds to the extent permitted by applicable Law.

(b)In the case of any Straddle Period: (i) real, personal and intangible property Taxes or other similar ad valorem Taxes imposed on a periodic basis (“Periodic Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Periodic Taxes for the entire Straddle Period (disregarding any increase or decrease in Tax for such period as a result of the Acquisition) multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Periodic Taxes) for the Pre-Closing Tax Period shall be computed on a closing of the books basis as if such taxable period ended as of the close of business on the Closing Date.

(c)All Transfer Taxes (including any Transfer Taxes attributable to the Asset Transfer) shall be borne 50% by Seller and 50% by Purchaser. Notwithstanding this Section 7.04(c), Purchaser and Seller agree that any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable Law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party prior to the due date for such Tax Returns.

(d)(i) Seller (or its Affiliates) shall prepare (or cause to be prepared) all Tax Returns of the Company for taxable periods ending on or before the Closing Date (all such Tax Returns, “Seller Prepared Tax Returns”) in a manner consistent with past practice of the Company, except as required by applicable Law.  Seller (or its Affiliates) shall timely file such Seller Prepared Tax Returns and shall pay the Taxes shown as due with respect thereto (except to the extent such Taxes are (A) treated as a liability for purposes of calculating the Final Purchase Price or (B) attributable to actions taken by Purchaser or the Company after the Closing on the Closing Date outside the ordinary course of business, which Taxes shall be paid by Purchaser).  Seller shall deliver to Purchaser a draft of each such Seller Prepared Tax Return at least twenty (20) days before the date such Seller Prepared Tax Return is required to be filed; provided, that in the case Purchaser delivers to Seller within ten (10) days after receiving such Seller Prepared Tax Return a written statement describing its objections (if any) thereto, Seller shall consider any reasonable objections in good faith; provided, further, that Seller is only required to provide Purchaser with information relating to the Company and shall not provide any Tax Returns of the Seller Tax Group or provide any information of any member of the Seller Tax Group (other than the Company).  Purchaser and Seller shall cooperate in good faith in determining whether to file single combined IRS Forms 1099 for Company transactions for the entire calendar year 2017.

(ii)Purchaser shall prepare (or cause to be prepared) all Tax Returns of the Company with respect to a Straddle Period that are due after the Closing Date other than a Tax Return with respect to a Seller Tax Group of which the Company is a member (“Purchaser Prepared Tax Returns”). Purchaser shall prepare such Purchaser Prepared Tax Return in a manner consistent with past practice of the Company, except to the extent such past practice is not more likely than not to be upheld under applicable Law and shall deliver to Seller a draft of each such Purchaser Prepared Tax Return at least twenty (20) days before the date such Purchaser Prepared Tax Return is required to be filed; provided, that in the case Seller provides to Purchaser within ten (10) days after receiving such Purchaser Prepared Tax Return a written statement describing all of its objections (if any) thereto, Purchaser shall consider any reasonable objections in good faith. Purchaser shall cause the Company to execute and timely file, as prepared, all Purchaser Prepared Tax Returns. At least two (2) days before payment of Taxes (including estimated Taxes) is due to the applicable Taxing Authority with respect to the Purchaser Prepared Tax Returns, Seller shall pay Purchaser for any Taxes shown as due on any such Purchaser Prepared Tax Return that is filed by Purchaser to the extent such Taxes are the responsibility of Seller (as determined in accordance with Section 10.01).

(iii)Purchaser and Seller shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to reasonably cooperate (including by providing any necessary powers of attorney), in preparing and filing all Tax Returns described in this Section 7.04(d) (subject to this Section 7.04(d)), and in resolving all disputes and audits with respect to Taxes and in other matters relating to Taxes for which the applicable statute of limitations has not expired, including by maintaining and making available to each other, as reasonably necessary, records with respect to such Taxes.  Seller shall be entitled to (1) continue discussions and negotiations of the matters set forth on Section 7.04(d)(iii) of the Seller Disclosure Schedule and (2) continue to conduct and control, through counsel of Seller’s choosing and at Seller’s sole cost and expense, the resolution of such matters and shall be permitted to settle or compromise such tax matters upon Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed except to the extent such settlement and/or compromise imposes monetary obligations on Purchaser, its Affiliates or the Company and/or involving injunctive or equitable relief applicable to Purchaser, its Affiliates or the Company, in which case such consent may be withheld or granted in Purchaser’s sole discretion).  Purchaser shall have the right to participate at its own cost and expense in such matters.

(e)Except (x) upon the prior written consent of Seller or (y) to the extent an applicable Tax position (including an interpretation of whether an action is required under applicable Law) (1) is not “more likely than not” supportable under applicable Law and with respect to Specified Pre-Closing Taxes it is probable that a liability has been incurred under applicable ASC Guidelines so that the item must be accrued as a liability on the financial statements of Purchaser or any of its Affiliates (including the Company), and (2) is inconsistent with a Tax or financial reporting position (including any such interpretation of whether an action is required under applicable Law) taken by Purchaser or any of its Affiliates in a similar situation with respect to the same Law or financial reporting guidelines, none of Purchaser or any of its Affiliates (including the Company) shall (i) amend any Tax Return for any Pre-Closing Tax Period, (ii) make any Tax election regarding the Company with respect to a Pre-Closing Tax Period, (iii) surrender any right to claim a refund for Taxes of the Company of which Seller is entitled to receive payment thereof, (iv) file any Tax Return of the Company with respect to a Pre-Closing Tax Period in any jurisdiction if the Company did not file a comparable Tax Return involving similar Tax items in such jurisdiction in the immediately preceding Tax period, or (v) initiate any discussion or enter into any voluntary disclosure program (or similar program or agreement) with a Governmental Entity regarding any Tax (whether asserted or unasserted) or Tax Return with respect to the Company relating to a Pre-Closing Tax Period, in each case if such action could affect the Taxes of Seller or result in any indemnity claim against Seller under this Agreement.  In the event Purchaser and Seller are unable to agree as to whether an applicable Tax position is “more likely than not” supportable under applicable Law (and with respect to Specified Pre-Closing Taxes is required to be accrued as a liability on the financial statements), or whether an applicable Tax position is inconsistent with a Tax or financial reporting position taken by Purchaser or any of its Affiliates in a similar situation with respect to the same Law or financial reporting guidelines, Purchaser and Seller shall submit such matter to the Accounting Firm for resolution, in accordance with the procedural principles of Section 2.02(c).

Section 7.05.Employee Matters.

(a)As soon as practicable following the parties’ execution of this Agreement (but in no event later than fifteen (15)] Business Days thereafter), Purchaser shall, or shall cause its Affiliate (including, for the avoidance of doubt, the Company) to, extend offers of employment effective as of the Closing to the active Business Employees set forth on Section 7.05(a) of the Seller Disclosure Schedule. Each such offer of employment shall be on terms determined by Purchaser in its sole discretion; provided, however, if any active Business Employee receives an offer of employment providing for (i) an initial base salary or wage rate that is not substantially comparable to the base salary or wage rate provided to such Business Employee immediately prior to the Closing and (ii) providing for an initial opportunity to earn a long-term incentive award with a target amount that is not substantially comparable to the target long-term incentive award provided by Seller immediately prior to the date hereof, such Business Employee shall be deemed not to have received an offer of employment pursuant to this Section 7.05(a) for purposes of determining satisfaction of the condition to closing set forth in Section 8.01(f).  Each active Business Employee who accepts employment with Purchaser or its Affiliate as of the Closing shall be referred to herein as “Transferred Employees.”

(b)Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans except as provided by the terms of any such Benefit Plan or applicable Law. Without limiting any other provision of this Agreement, Seller shall remain liable for all eligible claims for benefits and claims under the Benefit Plans that are incurred by the Transferred Employees (regardless of when such claims are reported or disclosed). Notwithstanding any other provision of this Agreement, any Business Employee (i) who as of the Closing Date is short-term disabled or receiving or entitled to receive short-term disability under a Benefit Plan and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive short-term and/or long-term disability benefits as applicable under a short-term and/or long-term disability plan maintained by Seller. Seller shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(c)On or prior to the Closing, Seller shall pay to each Transferred Employee all amounts in respect of vacation and other paid time off earned but not taken by such Transferred Employee through the Closing; provided, however, Purchaser shall have no commitment, Liability or obligation for, and Seller and its Affiliates shall hold Purchaser harmless with respect to, all such amounts payable to any Transferred Employee; provided further, Purchaser shall have no obligation to honor after the Closing any vacation or other paid time off earned by any Transferred Employee prior to the Closing.  After the Closing, each Transferred Employee’s eligibility for vacation and other paid time off shall be determined under Purchaser’s policies.

(d)This Section 7.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.05, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 7.05. Nothing contained in this Section 7.05, express or implied, shall be construed to establish, amend or modify any benefit or compensation plan, program, policy, Contract, agreement or arrangement or to limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, Contract, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.05 shall not create any right in any Transferred Employee or any other person to any employment or service or continued employment or service or any term or condition of employment or service with Purchaser or any of its Affiliates or compensation or benefits of any nature or kind whatsoever, or limit the ability of Purchaser or any of its Affiliates to terminate the employment or service of any person at any time and for any or no reason.

Section 7.06.Intercompany Arrangements; Termination of Contracts.

(a)Each of Seller and Purchaser acknowledges and agrees that except as otherwise provided in any Other Transaction Document and except as set forth on Section 7.06 of the Seller Disclosure Schedule, upon the Closing, all Contracts or other arrangements (including intercompany balances) between Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, that were entered into prior to the Closing will be canceled, terminated or extinguished, as the case may be, without payment or Liability.

(b)Seller will terminate or cause to be terminated (i) on or prior to the Closing Date, each of the Contracts listed in Section 7.06(b) of the Seller Disclosure Schedule and (ii) as of the day prior to the Closing Date, any Tax sharing or similar agreement between the Company and any other party and all powers of attorney relating to Tax matters of the Company (the Contracts referred to in (i) and (ii), the “Terminated Contracts”). Following the termination of the Terminated Contracts in accordance with this Section 7.06, no such Contract shall have further force or effect for any past or future taxable period.

Section 7.07.Replacement of Credit Support. Seller and Purchaser shall cooperate and use their respective reasonable best efforts to arrange for replacement arrangements, effective as of the Closing, for all guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support provided by Seller or any of its Affiliates (other than the Company) for the benefit of the Company or the Business that are in existence as of the Closing set forth on Section 3.20 of the Seller Disclosure Schedule, and shall use their respective reasonable best efforts to obtain releases indicating that Seller and its Affiliates (other than the Company) have no liability with respect thereto, in each case, reasonably satisfactory to Seller. If any of the foregoing guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support have not been released as of the Closing Date, Seller and Purchaser shall use their respective reasonable best efforts after the Closing Date to cause any of the foregoing to be released; provided, that, Purchaser shall indemnify and hold harmless Seller and its Affiliates (other than the Company) from and against any Losses suffered or incurred by them after the Closing Date in respect to the

Company in connection with any of the foregoing guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support. The foregoing shall not require Purchaser to assume any liability or incur expense in connection with exercising such reasonable best efforts that Purchaser is not otherwise obligated to assume or incur hereunder.

Section 7.08.Cooperation Regarding Contract Consents. Prior to, on and following the Closing, each of Seller and Purchaser agree to (a) use its reasonable best efforts to cooperate with the other party, (b) take all reasonable actions within its control reasonably requested by the other party, in each case, in order to obtain the Required Consents and the consents set forth on Section 7.08(b) of the Seller Disclosure Schedule (the “Material Consents”) and (c) take all reasonable actions within its control to complete the tasks set forth on Section 7.08(c) of the Seller Disclosure Schedule.  If despite a party’s reasonable best efforts, the parties are not able to obtain a Required Consent or Material Consent from one or more of such third persons, Purchaser and Seller shall work together in good faith to determine a reasonable alternative arrangement for the Company to receive the benefit of such underlying Contract(s) at no material incremental cost to Purchaser or its Affiliates (including, for the avoidance of doubt, the Company).  All such Required Consents or Material Consents shall be in form and substance reasonably acceptable to Purchaser and shall be made available to Purchaser following execution thereof.  For the avoidance of doubt, nothing in this Section 7.08 nor any alternative arrangements entered into pursuant to the foregoing sentence shall be deemed to satisfy the condition set forth in Section 8.01(d), which may only be waived by Purchaser in its sole discretion.

Section 7.09.Post-Closing Cooperation.

(a)Access to Records. After the Closing, except as prohibited by applicable Law, upon reasonable advance written notice, each of Seller and Purchaser shall furnish or cause to be furnished to each other and their respective Representatives reasonable access, during normal business hours, to such information, Records (including furnishing copies thereof) and assistance (including access to personnel) relating to the conduct of the Business and the Company prior to the Effective Time (to the extent within the control of such party) as is reasonably necessary (i) for financial reporting and accounting matters, (ii) to facilitate the investigation, litigation, settlement and final disposition of any claims that may have been or may be made by or against Seller, Purchaser or any of their respective Affiliates or (iii) in connection with any investigation by any Governmental Entity.  Purchaser and Seller each shall reimburse the other party for reasonable and documented out-of-pocket costs and expenses incurred in assisting the other party or their respective Affiliates pursuant to this Section 7.09. Neither Seller nor Purchaser shall be required by this Section 7.09 to take any action that would unreasonably interfere with the conduct of its or its Affiliates’ business or unreasonably disrupt its or its Affiliates’ normal operations.

(b)Retention to Records. Each of Seller, Purchaser and the Company agrees that, for a period of not less than seven (7) years following the Closing Date (or such longer period as may be required by applicable Law), it shall not destroy or otherwise dispose, or permit the destruction or disposal, of any of the Records relating to the Business in existence on the Closing Date in its or its Affiliates’ possession.  Each of Seller, Purchaser and the Company shall have the right to destroy all or part of such Records after the seventh (7th) anniversary of the Closing Date by giving the other party twenty (20) Business Days’ prior written notice of such intended disposition and by offering to deliver to such other party, at such other party’s expense, custody of such Records as it intends to destroy.

(c)Misallocation of Records. In the event that, at or after the Closing, (i) any Records relating to the Company or the Business is in or comes into the possession of Seller or any of its Affiliates, Seller shall promptly deliver such document or information to Purchaser or (ii) any Records relating to any Seller Subsidiary or Seller or any of their respective Affiliates (other than the Company or with respect to the Business), is in or comes into the possession of Purchaser or any of its Affiliates, Purchaser shall promptly deliver such document or information to Seller.

(d)Misallocation of Assets. If, following Closing, either party discovers that the Company owns any right, property, asset or Liability that was not a Transferred Asset or constituted an Excluded Liability, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Company following Closing for Seller or its applicable Affiliate, and the Company shall promptly transfer, assign and convey such right, property, asset or Liability to Seller (or any of its Affiliates as designated by Seller) without any consideration therefor. If, following Closing, any party discovers that any Transferred Asset or Assumed Liability was not transferred to the Company as part of the consummation of the Asset Transfer or the other transactions contemplated by this Agreement, then any such right, property, asset or Liability shall be deemed to have been held in trust by Seller or its applicable Affiliate following Closing for the Company, and Seller shall or shall cause its Affiliate to promptly transfer, assign and convey such Transferred Asset or Assumed Liability, as applicable, to the Company (or any of its Affiliates as designated by the Company or Purchaser) without additional consideration therefor.

(e)Payments. Seller shall, and shall cause its Affiliates to, promptly pay or deliver to the Company any monies or checks which have been sent to Seller or such Affiliates after the Closing Date by restaurants, corporate clients, suppliers or other contracting parties of the Company in respect of the Transferred Assets or the Business or to the extent such monies or checks should have otherwise been sent to the Company or paid for the benefit of the Business. The Company shall promptly pay or deliver to Seller or its designees any monies or checks that have been sent to the Company after the Closing Date by restaurants, corporate clients, suppliers or other contracting parties, to the extent such monies or checks should have otherwise been sent to Seller or its Affiliates.  If, at any time after the Closing, an invoice, bill, purchase order or other similar documentation in respect of assets or services provided by or to the Business from any restaurant, corporate client, supplier or other contracting party of the Company is received by Seller or its Affiliates and Seller or such Affiliate actually pays any amount with respect thereto, upon receipt of written notice and reasonable supporting documentation from Seller, the Company shall promptly reimburse Seller or such Affiliate for any and all such amounts actually paid by Seller or such Affiliate. If, at any time after the Closing, an invoice, bill, purchase order or other similar documentation in respect of assets or services provided by or to the business operated by Seller and its Affiliates after the Closing from any restaurant, corporate client, supplier or other contracting party of Seller or its Affiliates is received by Purchaser or its Affiliates (including the Company) and Purchaser or such Affiliate actually pays any amount with respect thereto, upon receipt of written notice and reasonable supporting documentation from Purchaser, Seller shall promptly reimburse Purchaser or such Affiliate for any and all such amounts actually paid by Purchaser or such Affiliate.

(f)Further Assurances. From time to time at or after the Closing Date, at the request of the other, Seller and Purchaser each will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and take such actions as the other parties reasonably may request in order to consummate, complete and carry out the Acquisition and the other transactions contemplated hereby.

(g)Specified Matters. Seller shall be entitled to (i) continue discussions and negotiations of the matters set forth on Section 7.09(g) of the Seller Disclosure Schedule (the “Specified Matters”) and (ii) continue to conduct and control, through counsel of Seller’s choosing and at Seller’s sole cost and expense, the resolution of such matters and shall be permitted to engage in any administrative activities necessary to finalize the Specified Matters in accordance with the applicable parties’ settlement agreement; provided, however, any settlement or compromise of such Specified Matters that varies from the settlement agreements previously made available to Parent relating to such Specified Matters shall require Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed except to the extent such settlement and/or compromise imposes monetary obligations on Purchaser, its Affiliates or the Company and/or involves injunctive or equitable relief applicable to Purchaser, its Affiliates or the Company, in which case such consent may be withheld or granted in Purchaser’s sole discretion).  Purchaser shall have the right to participate in the conduct of the settlement or compromise of the Specified Matters at its own cost and expense in such matters.  Seller shall, in connection with the Specified Matters, use its reasonable best efforts to (i) keep Purchaser reasonably informed with respect to the status thereof, including, by promptly providing Purchaser copies of all substantive written correspondence relating to any Specified Matter and (ii) promptly notify Purchaser of any substantive communication received by the Company from a Governmental Entity with respect to any Specified Matter.

Article VIII

Conditions to Closing

Section 8.01.Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Closing and effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser) as of the Closing of the following conditions:

(a)Representations and Warranties; Covenants. The representations and warranties of Seller and the Company made in (i) Section 3.01 (Organization, Standing and Authority; Execution and Delivery; Enforceability), Section 3.03 (Capitalization; Subsidiaries), Section 3.16 (Sufficiency of Assets) or Section 3.19 (Brokers) of this Agreement (each such representation, a “Seller Fundamental Representation”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case, such representations and warranties shall be true and correct in all respects as of such earlier time), (ii) Section 3.12(a) (Absence of Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of such time and (iii) Article III of this Agreement (other than those listed in the preceding clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier time, in which case, such representations and warranties shall be true and correct as of such earlier time), except for such failure to be so true and correct that has not had or would not be reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect (without giving effect to any “materiality” or “Company Material Adverse Effect” or similar qualifications or limitations set forth therein). Each of Seller and the Company shall have performed or complied in all material respects with each of the obligations, agreements and covenants required by this Agreement to be performed or complied with by Seller or the Company by the time of the Closing.  Each of Seller and the Company shall have delivered to Purchaser a certificate dated the Closing Date and signed by an authorized officer of each of Seller and the Company confirming the foregoing provisions of this Section 8.01(a) (collectively, the “Seller Officer Certificates”).

(b)No Injunctions or Restraints. No Law or Injunction enjoining or otherwise prohibiting the consummation of the Acquisition shall be in effect.

(c)Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have expired or been terminated and the required approvals and waiting periods under the other applicable Antitrust Laws set forth on Section 8.01(c) of the Seller Disclosure Schedule shall have been received, expired, or been terminated.

(d)Third Party Consents. Seller and the Company shall have obtained and delivered to Purchaser the Consents set forth on Section 8.01(d) of the Seller Disclosure Schedule (the “Required Consents”).

(e)Asset Transfer. The Asset Transfer shall have been consummated in accordance with the terms of the Asset Transfer Agreement and Seller and the Company shall have delivered to Purchaser a duly executed copy of the Asset Transfer Agreement.

(f)Employment Matters. At least seventy percent (70%) of the Business Employees who have received offers of employment pursuant to Section 7.05(a) shall have accepted employment with Purchaser or its Affiliate effective as of the Closing; provided, however, in an effort to satisfy this condition, Seller shall be permitted to make available to Purchaser for an offer of employment a replacement Business Employee of comparable experience and position for any Business Employee who refuses an offer of employment from Purchaser or one of Purchaser’s Affiliates, and Purchaser shall be required to make an offer of employment consistent with Section 7.05(a).

(g)Other Closing Deliverables. Seller and the Company shall have delivered, or caused to be delivered, to Purchaser the items and documents set forth in Section 2.01(b).

Section 8.02.Conditions to Obligation of Seller and the Company. The obligation of Seller and the Company to consummate the Closing and effect the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller) as of the Closing of the following conditions:

(a)Representations and Warranties; Covenants. (i) The representations and warranties of Purchaser made in Section 4.01 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier time (in which case, such representations and warranties shall be true and correct in all respects as of such earlier time) and (ii) the representations and warranties of Purchaser made in Article IV of this Agreement (other than those listed in the preceding clause (i)) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of such time, (except to the extent such representations and warranties expressly relate to an earlier time, in which case, such representations and warranties shall be true and correct as of such earlier time), except for such failure to be so true and correct that has not had or would not be reasonably likely to, individually or in the aggregate, result in a Purchaser Material Adverse Effect (without giving effect to any “materiality” or “Purchaser Material Adverse Effect” or similar qualifications or limitations set forth therein).  Purchaser shall have performed or complied in all material respects with each obligation, agreement and covenant required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.  Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Purchaser confirming the foregoing provisions of this Section 8.02(a) (the “Purchaser Officer Certificate”).

(b)No Injunctions or Restraints. No Law or Injunction enjoining or otherwise prohibiting the consummation of the Acquisition shall be in effect.

(c)Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated and the required approvals and waiting periods under the other applicable Antitrust Laws set forth on Section 8.01(c) of the Seller Disclosure Schedule shall have been received, expired, or been terminated.

(d)Other Closing Deliverables. Purchaser shall have executed and delivered to Seller and the Company the items and documents set forth in Section 2.01(c).

Article IX

Termination

Section 9.01.Termination. This Agreement may be terminated and the Acquisition and other transactions contemplated by this Agreement abandoned at any time prior to the Closing by:

(a)the mutual written consent of Seller and Purchaser;

(b)Seller, upon written notice to Purchaser, if there shall have been a breach by Purchaser of any of the representations, warranties, covenants or obligations contained herein,

which breach would reasonably be expected to result in the failure to satisfy any condition set forth in Section 8.02, and any such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within the earlier of (i) fifteen (15) days after written notice thereof shall have been received by Purchaser and (ii) the Termination Date or the Extended Termination Date, as the case may be;

(c)Purchaser, upon written notice to Seller, if there shall have been a breach by Seller or the Company of any of the representations, warranties, covenants or obligations contained herein, which breach would reasonably be expected to result in the failure to satisfy any condition set forth in Section 8.01, and any such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within the earlier of (i) fifteen (15) days after written notice thereof shall have been received by Seller and (ii) the Termination Date or the Extended Termination Date, as the case may be;

(d)Seller or Purchaser, upon written notice to the other party, if the Closing has not occurred within ninety (90) days following the date of this Agreement or such later date, if any, that Seller and Purchaser may agree in writing (such date, the “Termination Date”); provided, however, that if the conditions set forth in Section 8.01(b) (solely if the Law or Injunction arises under an Antitrust Law), Section 8.01(c), Section 8.02(b) (solely if the Law or Injunction arises under an Antitrust Law), or Section 8.02(c) have not been satisfied as of the Termination Date, then the Termination Date shall automatically extend to the date that is one hundred eighty (180) days following the date of such extension or such later date, if any, that Seller and Purchaser may agree in writing (such date, the “Extended Termination Date”); provided, further, the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date or the Extended Termination Date, as the case may be; or

(e)Seller or Purchaser, upon written notice to the other party, if any Law or Injunction enjoining or otherwise prohibiting the Acquisition shall become binding, final and non-appealable;

provided, however, that the party seeking termination pursuant to clause (b), (c), (d) or (e) shall not be entitled to terminate this Agreement if, at the time of such purported termination, it is in breach in any material respect of any of its representations, warranties, covenants or other agreements contained in this Agreement that has caused a condition set forth in Article VIII not to be satisfied.

Section 9.02.Termination Fees. In the event that (i) this Agreement is terminated by Seller or Purchaser pursuant to Section 9.01(d) and at the time of such termination the conditions set forth in Section 8.01(c) and/or Section 8.02(c) are not then satisfied and all other conditions to consummate the Closing set forth in Article VIII have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied or are capable of being satisfied if the Closing were to occur at the time of such termination) or (ii) this Agreement is terminated by Seller or Purchaser pursuant to Section 9.01(e) (solely if the Law or Injunction arises under an Antitrust Law) and at the time of such termination all other conditions to consummate the Closing set forth in

Article VIII have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied or are capable of being satisfied if the Closing were to occur at the time of such termination), then Purchaser shall, within five (5) Business Days following such termination, pay to Seller, by wire transfer to an account designated by Seller, a termination fee equal to Fifteen Million Dollars ($15,000,000) (the “Termination Fee”).

Section 9.03.Consequences of Termination. In the event of termination by Seller or Purchaser pursuant to this Article IX, written notice thereof shall promptly be given to the other party and the Acquisition and other transactions contemplated by this Agreement shall be terminated, without further action by either party.  If this Agreement is terminated and the Acquisition and other transactions contemplated by this Agreement are abandoned as provided in this Article IX, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 6.01 (Confidentiality), (ii) Section 7.01 (Publicity), (iv) this Article IX, and (v) Article XI; provided, however, that upon the payment by Purchaser of the Termination Fee, Purchaser shall not have any further liability or obligation relating to our arising out of this Agreement or the transactions contemplated by this Agreement except as expressly provided in this Section 9.03 and the Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise (whether for damages or equitable relief) of Seller and its Affiliates (including the Company and any other person) against Purchaser and its Affiliates for any Losses suffered hereunder, under the Other Transaction Documents or otherwise in connection with the transactions contemplated hereunder or thereunder.  Except as set forth in the immediately preceding sentence, nothing in this Article IX shall be deemed to release either Seller or Purchaser from any Liability for any breach by such party of the terms and provisions of this Agreement prior to such termination.

Article X

Indemnification

Section 10.01.Indemnification by Seller.

(a)From and after the Closing, Seller shall indemnify Purchaser and its Affiliates (including the Company) and each of their respective officers, directors, employees, members, managers, general or limited partners, successors, assigns, Affiliates, agents and other Representatives (collectively, the “Purchaser Indemnitees”) against, and pay and hold them harmless from, any Loss suffered or incurred by any such Purchaser Indemnitee, directly or indirectly, as a result of, relating to, or arising from:

(i)any breach or inaccuracy of any representation or warranty of (x) Seller or the Company contained in this Agreement or the Seller Officer Certificates or (y) Seller contained in the Seller Release (the “Seller Release Representations”);

(ii)any breach or failure (i) by Seller or the Company to comply with, perform or discharge any obligation, agreement or covenant contained in this Agreement or the Asset Transfer Agreement to be performed prior to the Closing or (ii) by Seller to comply with, perform or discharge any obligation, agreement or covenant contained in this Agreement, the Asset Transfer Agreement or the Seller Release to be performed following to the Closing;

(iii)fraud or intentional misrepresentation by the Company (with respect to fraud or intentional misrepresentation prior to the Closing) or Seller;

(iv)any Excluded Liability; and

(v)any Pre-Closing Taxes;

provided, that for purposes of determining whether there has been a breach or inaccuracy of any representation or warranty, or the amount of any Loss related to any such breach or inaccuracy, under Section 10.01(a)(i), the representations and warranties set forth in this Agreement and in the Seller Officer Certificates furnished pursuant to this Agreement shall be considered without giving effect to any materiality limitation or qualification (including the terms “material” or “Company Material Adverse Effect”).

(b)Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller shall not be required to indemnify any Purchaser Indemnitee and Seller shall not have any liability:

(i)under Section 10.01(a)(i), unless the aggregate of all Losses for which Seller would be liable, but for this Section 10.01(b)(i), exceeds on a cumulative basis an amount equal to $2,000,000, and then Seller shall be required, subject to the limitations in Section 10.01(b)(ii), to indemnify the Purchaser Indemnitees for all such Losses (including the first $2,000,000 of such Losses); provided, however, that no individual claim by the Purchaser Indemnitees shall be asserted under Section 10.01(a)(i) unless and until the aggregate amount of Losses that would be payable pursuant to such claim (or series of related claims or claims related to similar facts or circumstances) exceeds an amount equal to $25,000; provided, further that the limitations in this Section 10.01(b)(i) shall not apply to any claim for indemnification to the extent arising out of a breach of any Seller Fundamental Representation or any Seller Release Representation; and

(ii) (A) under Section 10.01(a)(i) in excess of the Escrow Amount; provided, however, that this clause (A) shall not apply to any claim for indemnification to the extent arising out of a breach of any Seller Fundamental Representations or any Seller Release Representation, and (B) under Section 10.01(a) in excess of 100% of the Final Purchase Price.

(c)Subject to the limitations set forth in Section 10.01(b), (i) with the exception of any claim for indemnification arising out of a breach of any Seller Fundamental Representation or any Seller Release Representation, recourse by the Purchaser Indemnitees to the Escrow Fund shall be Purchaser Indemnitees’ sole and exclusive remedy for monetary Losses resulting from the matters referred to in Section 10.01(a)(i), and (ii) any payments which may be required by Seller in respect of the amount of such Losses shall be satisfied first from the Escrow Fund out of the then remaining Escrow Amount, and then (to the extent such claims are not limited to the Escrow Amount) by wire transfer from Seller pursuant to Section 10.03(d).

(d)In no event shall Seller be obligated to indemnify any Purchaser Indemnitee with respect to any Loss to the extent that such Loss was expressly taken into account in the calculation of the Closing Purchase Price Elements or Final Purchase Price Elements pursuant to Section 2.02.

(e)Seller shall not be liable (i) for any Taxes of the Company or the Business incurred after the Closing to the extent attributable to actions taken by Purchaser or the Company outside of the ordinary course of business on the Closing Date after the Closing or (ii) except with respect to a breach of the representations and warranties contained in Section 3.05(h), with respect to the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., tax credits), including the ability of Purchaser or any of its Affiliates (including the Company) to utilize such Tax assets or Tax attributes after the Closing, unless such Tax asset was reflected as an asset in the calculation of the Closing Working Capital pursuant to Section 2.02.

Section 10.02.Indemnification by Purchaser.

(a)From and after the Closing, Purchaser shall indemnify Seller and its Affiliates (excluding, for the avoidance of doubt, the Company) and each of their respective officers, directors, employees, members, managers, general or limited partners, successors and assigns of Seller and its Affiliates, agents and other Representatives (collectively, the “Seller Indemnitees”) against, and pay and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnitee, directly or indirectly, as a result of, related to arising from:

(i)any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or the Purchaser Officer Certificate;

(ii)any breach or failure (i) by Purchaser to comply with, perform or discharge any obligation, agreement or covenant contained in this Agreement or the Asset Transfer Agreement to be performed prior to the Closing or (ii) by Purchaser or the Company to comply with, perform or discharge any obligation, agreement or covenant contained in this Agreement or the Asset Transfer Agreement to be performed following to the Closing; and

(iii)any Assumed Liability arising after the Closing under the Asset Transfer Agreement; provided, that nothing in this Section 10.02(a)(iii) shall limit or impair Seller’s indemnification obligations under Section 10.01 with respect to such Assumed Liability or the facts and circumstances giving rise thereto;

provided, that for purposes of determining whether there has been a breach or inaccuracy of any representation or warranty, or the amount of any Loss related to any such breach or inaccuracy, under Section 10.02(a)(i), the representations and warranties set forth in this Agreement and in the Purchaser Officer Certificate furnished pursuant to this Agreement shall be considered without giving effect to any materiality limitation or qualification (including the terms “material” or “Purchaser Material Adverse Effect”).

(b)Notwithstanding the foregoing, Purchaser shall not be required to indemnify any Seller Indemnitee and Purchaser shall not have any liability in excess of 100% of the Final Purchase Price.

Section 10.03.Limitations on Liability; Cooperation; Manner of Payment; Additional Escrow Payments and Release.

(a)Purchaser and Seller shall cooperate with each other with respect to resolving any claim or Liability with respect to which either party is obligated to indemnify the other party hereunder, including (i) by using reasonable efforts to resolve any such claim or Liability and (ii) by filing claims, and seeking to recover available amounts, under applicable insurance policies; provided, that that the foregoing shall not be deemed to require any party to commence any Proceeding against any persons with which it has an ongoing business relationship (including, with respect to Purchaser and its Affiliates, any restaurant or corporate client with which it has an ongoing business relationship).

(b)Each of Purchaser and Seller shall, to the extent required by applicable Law, act in a commercially reasonable manner to mitigate any Losses they may pay, incur, suffer or sustain for which indemnification is available hereunder.

(c)Each of Purchaser and Seller further acknowledges and agrees that, from and after the Closing, its and its Affiliates’ sole and exclusive monetary remedy with respect to any and all claims relating to this Agreement, the Acquisition or any other transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each of Purchaser and Seller hereby waives, on behalf of itself and each of its Affiliates, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for monetary damages it or any of its Affiliates may have against Seller (in the case of Purchaser) or Purchaser (in the case of Seller) or any of their respective Affiliates arising under or based upon this Agreement, the Acquisition or any other transactions contemplated by this Agreement, except pursuant to the indemnification provisions set forth in this Article X.  For the avoidance of doubt, nothing in this Section 10.03(c) shall impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

(d)Except as set forth in Section 10.01(c), any indemnification of the Purchaser Indemnitees or the Seller Indemnitees pursuant to Section 10.01 or Section 10.02, as applicable, shall be effected by wire transfer of immediately available funds from the indemnifying party to an account designated in writing by the indemnified party within five (5) Business Days after the determination of such Loss in accordance with Section 10.06 or Section 10.07, as applicable. With respect to any payment pursuant to this Section 10.03(d) which is to be satisfied from the Escrow Fund (as described in Section 10.01(c) above), Purchaser and Seller shall promptly execute the necessary documents instructing the Escrow Agent to make the applicable payments.  On the Business Day immediately following the Release Date, the balance of the Escrow Fund, less the aggregate amount, if any, which any Purchaser Indemnitees has claimed under this Section 10.03(d) prior to such date (to the extent of Losses subject to such claims, if any, remain unresolved and in the case of Specified Pre-Closing Taxes only to the extent (i) such claims are the subject of any audit, investigation, assessment, or proposed deficiency by a Taxing Authority or (ii) Purchaser or its applicable Affiliates would be permitted to take any actions contemplated by Section 7.04(e)(iv) or Section 7.04(e)(v) with respect to such claims) (such difference, the “Unclaimed Remaining Escrow Amount”) shall be distributed, and Purchaser and Seller shall promptly execute the necessary documents instructing the Escrow Agent to make the applicable payment of the Unclaimed Remaining Escrow Amount, by wire transfer of immediately available funds to Seller.  Upon final resolution of all such previously unresolved claims in accordance with Section 10.06 and Section 10.07 and after payments related to such claims are made, the balance of the Escrow Fund, if any (the “Final Remaining Escrow Amount”), shall be distributed, and Purchaser and Seller shall promptly execute the necessary documents instructing the Escrow Agent to make the applicable payment of the Final Remaining Escrow Amount, by wire transfer of immediately available funds to Seller.

Section 10.04.Calculation of Losses. For the purposes of the indemnification provisions set forth in this Article X, any Losses or amounts otherwise payable hereunder shall be determined on the basis of the net effect after giving effect to any cash payments, setoffs, recoupment or other payments, in each case, actually received, realized or retained by the indemnified party (including any amounts recovered by the indemnified party under insurance policies) as a result of any event giving rise to a claim for such indemnification; provided, however, that the fact that any amounts described in this Section 10.04 may be available to an indemnified party but have not yet been actually received shall not restrict or limit such indemnified party’s ability to recover any Losses pursuant to this Article X (subject to the indemnified party’s obligation to reimburse any portion of indemnified Losses for which insurance recovery has actually been received so as to ensure no double recovery).

Section 10.05.Termination of Indemnification.

(a)The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 10.01(a)(i) and 10.02(a)(i), as each relates to breaches of representations and warranties, shall terminate when the applicable representation or warranty terminates pursuant to Section 10.05(b), (ii) Section 10.01(a)(ii) and Section 10.02(a)(ii), shall terminate at the close of business on the seventh (7th) anniversary of the Closing Date; provided, that with respect to covenants requiring performance after Closing which extend beyond the seventh (7th) anniversary of the Closing, such covenants shall terminate in accordance with their respective terms, (iii) Section 10.01(a)(iii) shall terminate at the close of business on the tenth (10th) anniversary of the Closing Date and (iv) Section 10.01(a)(v) shall terminate at the close of business on the seventh (7th) anniversary of the Closing Date; provided, that, as to the foregoing clauses (i) through (iv) of this sentence, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or a related party thereto, or any person on behalf of such indemnified person or related party, shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

(b)The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 10.01 and 10.02 and shall terminate at the close of business on the eighteen (18) month anniversary of the Closing Date (the “Release Date”); provided, that the Seller Fundamental Representations and the Seller Release Representations shall terminate on the seventh (7th) anniversary of the Closing Date.

Section 10.06.Procedures Relating to Indemnification for Third Party Claims.

(a)In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person that is not party, or an Affiliate of a party, to this Agreement against such indemnified party (a “Third Party Claim”), such indemnified party must notify the party responsible for such indemnification under this Agreement (the “indemnifying party”) of the Third Party Claim in writing, and in reasonable detail, within twenty (20) Business Days after receipt by such indemnified party of written notice of the Third Party Claim, which notice shall refer to the provision of this Agreement upon which such claim is based, and describe in reasonable detail (to the extent known) the facts giving rise to such claim and the amount of Losses asserted against the indemnifying party relating to such claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  Thereafter, such indemnified party shall deliver to the indemnifying party, promptly after such indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by such indemnified party relating to the Third Party Claim.

(b)If a Third Party Claim is made against any indemnified party, the indemnifying party shall be entitled to participate in the defense thereof at its sole cost and expense and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, that such counsel is not reasonably objected to by such indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to any indemnified party for legal expenses subsequently incurred by such indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, each indemnified party shall have the right to participate in the defense thereof and to employ counsel (not to be unreasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by any indemnified party for any period during which the indemnifying party has not assumed the defense of a Third Party Claim.

(c)If the indemnifying party so elects to defend or prosecute any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of Records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third Party Claim, the indemnifying party shall keep the indemnified party reasonably informed (including by timely providing copies of all written correspondence) regarding the status of any Third Party Claim and may not consent to any settlement, compromise or discharge of a Third Party Claim without the prior written consent of the indemnified party (which consent will not be unreasonably withheld or delayed), unless such settlement obligates the indemnifying party to pay the full amount of the Liability in connection with such Third Party Claim and releases such indemnified party completely in connection with such Third Party Claim.

(d)Notwithstanding the foregoing provisions of this Section 10.06, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by any indemnified party in defending such Third Party Claim), if (i) such indemnifying party has not acknowledged in writing its obligation to indemnify the indemnified party in accordance with this Article X against any Losses that may result from such Third Party Claim, (ii) a reasonable likelihood exists of a conflict of interest relating to the indemnifying party that makes representation by the indemnifying party’s counsel inappropriate, (iii) such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against such indemnified party or (iv) such Third Party Claim alleges criminal conduct or involves criminal penalties with respect to such indemnified party or its Affiliates.

(e)Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, no indemnified party shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, that such indemnified party shall not consent, and the indemnifying party shall not be required to agree, to the entry into any settlement, compromise or discharge that (i) requires an admission of wrongdoing by the indemnifying party or (ii) provides for injunctive or other non-monetary relief affecting the indemnifying party in any way.

Section 10.07.Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 10.01 or 10.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim to the indemnifying party promptly after obtaining knowledge of such claim, which notice shall refer to the provision of this Agreement upon which such claim is based, and describe in reasonable detail (to the extent known) the facts giving rise to such claim and the amount of Losses asserted against the indemnifying party relating to such claim.  The failure by such indemnified party so to notify such indemnifying party shall not relieve such indemnifying party from any Liability which it may have to such indemnified party under Section 10.01 or 10.02, except and only to the extent that such indemnifying party shall have been actually prejudiced as a result of such failure. If such indemnifying party disputes its Liability with respect to such claim, such indemnifying party and such indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction as set forth in Section 11.11.

Section 10.08.Tax Treatment of Indemnity Payments. For all Tax purposes, each of Purchaser, Seller and their respective Affiliates agrees to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement, unless otherwise required by applicable Law.

Article XI

Miscellaneous

Section 11.01.Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto (including by operation of Law in connection with a merger, consolidation or sale of all or substantially all of the assets of any party hereto) without the prior written consent of the other party hereto; provided, that, (i) if the Closing occurs, (A) Purchaser may, at its election, assign any or all of its rights, but not its obligations, hereunder to any lender to Purchaser or its Affiliates and (B) Purchaser may assign its rights under this Agreement in connection with any sale or transfer of equity securities of, or any merger, consolidation, change of control or other business combination involving, Purchaser or the Company, and (ii) Purchaser may, at its election, assign its rights under this Agreement to any direct or indirect Affiliate of Purchaser, but no such assignment of this Agreement pursuant to clause (i) or (ii) of this Section 11.01 shall relieve the assigning party of any of its obligations under this Agreement.  Any attempted assignment in violation of this Section 11.01 shall be void.

Section 11.02.No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder, it being understood that the foregoing shall not limit the right of a Purchaser Indemnitee or Seller Indemnitee to bring claims for indemnification following the Closing under Article X in accordance with its terms.

Section 11.03.Expenses and Fees. Except as otherwise specifically provided in this Agreement (including in Section 7.02(d), Section 7.04(c) and Section 10.06), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid, in the case of Seller, by Seller (if the transactions contemplated by this Agreement are not consummated), or will be treated as Selling Expenses (if the transactions contemplated by this Agreement are consummated), and in the case of Purchaser, by Purchaser.  For the avoidance of doubt, Seller shall bear all costs and expenses incurred by the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby.

Section 11.04.Amendments. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.  Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof.  No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 11.05.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand; sent by email;

sent by facsimile (with confirmation of receipt); or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given, if delivered by hand, when so delivered; if emailed, when delivered (confirmation of delivery not to be withheld); if by facsimile, when receipt is so confirmed; or, if mailed, three (3) days after mailing (or one (1) Business Day in the case of overnight mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(a)if to Purchaser or Parent,

Grubhub Holdings, Inc.
c/o Grubhub Inc.
1065 Sixth Avenue, 15th Floor
New York, NY 10018
Attention: Maggie Drucker, SVP and General Counsel
Facsimile: (877) 925-7174
Email: mdrucker@grubhub.com

and

Kirkland & Ellis LLP
600 Lexington Avenue
New York, NY 10022
Attention:	Daniel E. Wolf, P.C.
Laura Sullivan
Facsimile:	(212) 446-6460
Email:	daniel.wolf@kirkland.com
laura.sullivan@kirkland.com

(b)if to Seller,

Yelp Inc.
140 New Montgomery Street, 9th Floor
San Francisco, CA 94105
Attention: Laurence Wilson, General Counsel
Facsimile: (415) 908-3833
Email: lwilson@yelp.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: Mark W. Seneca
Facsimile: (650) 614-7401
Email: mseneca@orrick.com

Section 11.06.Interpretation; Exhibits and Seller Disclosure Schedule; Certain Definitions.

(a)The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to August 3, 2017.  All terms defined in this Agreement shall have their defined meanings when used in the Seller Disclosure Schedule, any Exhibit or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”, “hereto”, “hereby”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement, (iv) the headings contained in this Agreement, the Seller Disclosure Schedule, any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, the Seller Disclosure Schedule or any Exhibit and (v) the phrase “in the ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice”.  The Seller Disclosure Schedule and all Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(b)For all purposes hereof:

“$” means lawful money of the United States of America.

“Accounting Policies” means GAAP, and to the extent consistent with GAAP, the accounting principles, procedures, practices, methodologies, and policies used by Seller to prepare the Financial Statements.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, except as otherwise noted, (i) prior to the Closing, the Company shall be an Affiliate of Seller and (ii) following the Closing, the Company shall be an Affiliate of Purchaser.

“Antitrust Law” means any multinational, federal, state, provincial and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Liability” has the meaning ascribed to it in the Asset Transfer Agreement.

“Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other plan, policy, program or arrangement providing for employment, severance or retention benefits, profit-sharing, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, incentive or deferred compensation, change-in-control benefits, paid time off benefits, health or medical benefits, dental benefits, employee assistance programs, disability benefits, post-employment or retirement benefits that is sponsored, maintained or contributed to, or required to be contributed to, by Seller or any of its Affiliates for the benefit of any Business Employee or under which Seller or any of its Affiliates has any liability for premiums or benefits or compensation for any Business Employee.

“Business” means, the online and mobile food ordering service business, activities and operations conducted (x) by Seller and the Company as of the date of this Agreement and (y) by the Company as of immediately prior to the Closing (after giving effect to the Asset Transfer).

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York City.

“Business Employee” means any employee who is employed by Seller, the Company or any of their respective Affiliates (regardless of whether such employee is inactive due to illness, disability, workers’ compensation or other approved leaves of absence) whose services are primarily related to the Business.

“Cash” means the aggregate amount of cash and cash equivalents held by the Company (including the amount of any received but uncleared checks, drafts and wires issued prior to the Effective Time) net of outstanding checks and determined in accordance with the Accounting Policies.

“Closing Date Financing Deliverables” means (i) evidence of the release of related Liens, including the related filings and the return of possessory collateral upon the payment thereof, as well as evidence of delivery of any required notice of such repayment, and (ii) such documentation and other information regarding Seller and/or the Company as is required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested in writing at least five (5) Business Days prior to the Closing Date, which documentation and other information shall be delivered at least four (4) Business Days prior to the Closing, in each case, in form and substance reasonably acceptable to Purchaser.

“Closing Date Indebtedness Estimate” means an estimate, prepared by Seller and delivered to Purchaser at least four (4) Business Days prior to the Closing Date, of the Closing Indebtedness.

“Closing Date Downward Working Capital Adjustment” means (i) the Target Working Capital minus the Closing Date Working Capital Estimate, if the Closing Date Working Capital Estimate is less than the Target Working Capital, and (ii) $0, if the Closing Date Working Capital Estimate is greater than or equal to the Target Working Capital.

“Closing Date Upward Working Capital Adjustment” means (i) the Closing Date Working Capital Estimate minus the Target Working Capital, if the Closing Date Working Capital Estimate is greater than the Target Working Capital, and (ii) $0, if the Closing Date Working Capital Estimate is less than or equal to the Target Working Capital.

“Closing Date Purchase Price” means, without duplication, (i) the Purchase Price plus (ii)  the Closing Date Upward Working Capital Adjustment minus (iii) the Closing Date Downward Working Capital Adjustment minus (iv) the Closing Date Indebtedness Estimate minus (v) the Closing Date Selling Expenses Estimate.

“Closing Date Selling Expenses Estimate” means an estimate, prepared by Seller and delivered to Purchaser at least four (4) Business Days prior to the Closing Date, of the Closing Selling Expenses.

“Closing Date Working Capital Estimate” means an estimate, prepared by Seller and delivered to Purchaser at least four (4) Business Days prior to the Closing Date, of the Closing Working Capital.

“Closing Indebtedness” means the Indebtedness of the Company that remains outstanding and unpaid as of immediately prior to the Closing.

“Closing Selling Expenses” means the Selling Expenses that remain outstanding and unpaid as of immediately prior to the Closing.

“Closing Working Capital” means Current Assets minus Current Liabilities as of the Effective Time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company IP Agreements” means all Contracts to which the Company is a party (i) pursuant to which the Company licensed or transferred any Intellectual Property to any third party or by which the Company covenanted not to sue or otherwise granted any other right to a third party with respect to, or restricted its right to enforce or use, any Intellectual Property or (ii) pursuant to which a third party licensed or transferred any Intellectual Property to the Company or covenanted not to sue or granted the Company any other right with respect to any Intellectual Property, or (iii) related to the development, acquisition, or escrow of any Intellectual Property.

“Company Material Adverse Effect” means any change, effect, event, development, circumstance or occurrence that, individually or in the aggregate with all other changes, effects,

events, developments, circumstances or occurrences, (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, business, rights, Liabilities, properties, condition (financial or otherwise) or results of operations of the Company and/or the Business, taken as a whole, or (ii) prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the consummation of the Acquisition or the other transactions contemplated by this Agreement by Seller or the Company or the performance of Seller’s, the Company’s or their respective Affiliates’ obligations under this Agreement and the Other Transaction Documents, in each case in a timely manner; provided, that for purposes of clause (i) above, “Company Material Adverse Effect” shall exclude any such change, effect, event, development, circumstance or occurrence to the extent resulting from (A) changes, effects, events, developments, circumstances or occurrences in the credit, financial or capital markets or the economy in general, including changes in interest or exchange rates, (B) changes, effects, events, developments, circumstances or occurrences in regulatory, legislative or political conditions, (C) changes, effects, events, states of facts, circumstances, developments or occurrences in applicable Law or applicable accounting regulations or principles that Seller and the Company are required to adopt or enforcement of any of the foregoing, (D) changes, effects, events, developments, circumstances or occurrences in general in any of the industries or geographic areas in which the Company or the Business operates, (E) the execution, delivery and announcement of the transactions contemplated by this Agreement or any Other Transaction Document, and the consummation of the transactions contemplated hereby and thereby; provided, that the exceptions in this clause (E) shall not apply to any representation or warranty contained in this Agreement to the extent it expressly purports to address the consequences resulting from the execution or announcement of this Agreement and the Other Transaction Documents, the performance of obligations or satisfaction of conditions under this Agreement or the consummation of the transactions contemplated hereby and thereby, (F) any acts or threats of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening of the foregoing, any hurricane, flood, tornado, earthquake, pandemics or natural disaster, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis, (G) the failure of the Company or the Business to meet any internal or external projections, estimates, budgets, predictions, plans, milestones or forecasts (it being understood that the underlying facts giving rise or contributing to such change or such failure in this clause (G) may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), or (H) actions taken at the prior express written request of Purchaser (provided the Company complies fully and solely within the limits of such request); except, in the cases of clauses (A), (B), (C), (D) and (F), to the extent that the Company and the Business are disproportionately affected thereby as compared to other similarly situated participants in the industries in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Company Owned Intellectual Property” means the Intellectual Property that is owned by the Company, including Intellectual Property owned by the Company that is included in the Transferred Assets.

“Current Assets” means the sum of the total current assets of the Company calculated in accordance with the Accounting Policies, which current assets shall consist of the line items set forth on Section 2.02(e) of the Seller Disclosure Schedule (and, for the avoidance of doubt, shall include Cash as calculated in accordance with the Accounting Policies).

“Current Liabilities” means the sum of the total current liabilities of the Company calculated in accordance with the Accounting Policies, which current liabilities shall consist of the line items set forth on Section 2.02(e) of the Seller Disclosure Schedule (and, for the avoidance of doubt, shall exclude Indebtedness of the Company and Selling Expenses).

“Data Security Requirements” means, collectively, all of the following to the extent relating to any access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal  information or data (“Personal Data”) (whether in electronic or any other form or medium) or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct the Business, or to any IT Asset: (i) the Company’s or Seller’s own rules, policies, processes, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws, and (iii) the Payment Card Industry Data Security Standard (PCI DSS), solely to the extent applicable, and (iv) contracts and agreements into which the Company has entered or by which it, its assets or the Business are otherwise bound.

“Environmental Law” means any Law or Injunction issued by or entered into with any Governmental Entity, relating to pollution, protection of the environment, human health and safety, endangered or threatened species or the preservation or restoration of natural resources.

“Environmental Permits” means all licenses, certificates, permits, authorizations, franchises, exemptions, variances, consents, orders, clearances, registrations and approvals issued or granted by any Governmental Entity required under, or issued pursuant to, Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the escrow account established under the Escrow Agreement.

“Escrow Agent” means Bank of America, National Association.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, to be entered into by and among Purchaser, Seller and the Escrow Agent, in substantially the form of Exhibit C attached hereto.

“Escrow Amount” means an amount equal to $28,750,000.

“Escrow Fund” means the funds held in the Escrow Account with the Escrow Agent pursuant to Section 2.01(c)(ii) of this Agreement, including any interest or earnings accrued thereon.

“Excluded Liability” means (i) Liabilities arising from the failure to timely and properly file the 2014 IRS Form 5500 for the Eat24hours.com Health & Welfare Plan, (ii) Liabilities arising from the Specified Matters, (iii) the Excluded Liabilities as defined in the Asset Transfer Agreement and (iv) the Non-Business Liabilities.

“Final Downward Working Capital Adjustment” means (i) the Target Working Capital minus the Final Working Capital, if the Final Working Capital is less than the Target Working Capital, and (ii) $0, if the Final Working Capital is greater than or equal to the Target Working Capital.

“Final Indebtedness” means the Closing Indebtedness as finally determined pursuant to Section 2.02.

“Final Selling Expenses” means the Closing Selling Expenses as finally determined pursuant to Section 2.02.

“Final Upward Working Capital Adjustment” means (i) the Final Working Capital minus the Target Working Capital, if the Final Working Capital is greater than the Target Working Capital, and (ii) $0, if the Final Working Capital is less than or equal to the Target Working Capital.

“Final Purchase Price” means, without duplication, (i) the Purchase Price plus (ii) the Final Upward Working Capital Adjustment minus (iii) the absolute value of the Final Downward Working Capital Adjustment minus (iv) the Final Indebtedness minus (v) the Final Selling Expenses.

“Final Working Capital” means the Closing Working Capital as finally determined pursuant to Section 2.02.

“Former Business Employee” means any former employee of Seller or the Company who, on his or her date of retirement or termination of employment (as applicable), provided services primarily to the Business.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means, with respect to any person who is not a natural person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement or other charter documents or organizational or governing documents or instruments of such person, and any and all amendments to any of the foregoing documents.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clauses (i) or (ii) of this definition.

“Governmental Entity” means any supranational, federal, state, provincial or local, whether U.S. or non-U.S., government or any court of competent jurisdiction, governmental agency, commission, stock exchange, regulatory body, authority, arbitral panel (public or private) or instrumentality.

“Hazardous Material” means any petroleum or petroleum products; radioactive materials or wastes; asbestos in any form; urea formaldehyde foam insulation; polychlorinated biphenyls;

and any other chemical, material, substance or waste that is prohibited, limited or regulated, or for which Liability or standards of conduct may be imposed, under any Environmental Law due to its dangerous or deleterious properties or characteristics.

“Indebtedness” means, of any person, without duplication, (i) the outstanding principal amount and accrued and unpaid interest in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such person is responsible or liable, including any prepayment premiums, penalties, consent or other fees or breakage costs related to any amounts described in the foregoing clauses (A) and (B); (ii) all obligations of such person issued or assumed as the deferred purchase price of property, any earn out or other payment obligations with respect to any prior acquisition or business combination, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding ordinary course trade accounts payable and other accrued current liabilities); (iii) all obligations under any interest rate, currency, swap or other hedging arrangement; (iv) all liabilities of such person under or in connection with drawn letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations; (v) obligations of such person as lessee under leases that have been or are required to be recorded as capital leases in accordance with GAAP; and (vi) all obligations of the types referred to in clauses (i) through (v) of any person the payment of which such person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, in each case, determined in accordance with the Accounting Policies.

“Injunction” means any temporary restraining order, preliminary or permanent injunction or other judgment, order, writ, ruling, assessment, award or decree of any Governmental Entity.

“Intellectual Property” means all intellectual property and proprietary rights, including all: (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith (“Patents”); (ii) trademarks, service marks, brand names, logos, slogans and trade dress or other indicia of origin, together with any applications for registration, registrations and renewals of, and the goodwill associated with, any of the foregoing (collectively, the “Marks”); (iii) Internet domain names; (iv) copyrights and copyrightable works of authorship, together with any applications for registration, registrations and renewals of any of the foregoing; and (v) trade secrets and know-how (including inventions, formulae, processes, methods and technology).

“IT Assets” means the computers, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment owned or leased by the Company or Seller with respect to the Company or the Business and, in each case, used by Seller or the Company in connection with the Business.

“knowledge of Purchaser” means the actual knowledge (after due inquiry) of the persons identified in Section 11.06(b) of the Purchaser Disclosure Schedule.

“knowledge of Seller” means the actual knowledge (after due inquiry) of the persons identified in Section 11.06(b) of the Seller Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including any common law), statute, writ, treaty, rule, code, ordinance, regulation, arbitral award or other enforceable requirement or Injunction of a Governmental Entity.

“Liability” or “Liabilities” means liabilities, obligations, debts, deficiencies, interests, Taxes, penalties, fines, claims, demands, judgments, causes of action, commitments, costs or expenses of whatever kind and nature (and whether or not required to be accrued on a balance sheet under GAAP), whether asserted or unasserted, primary or secondary, direct or indirect, absolute or contingent, known or unknown, liquidated or unliquidated, whether or not accrued.

“Loss” or “Losses” means losses, damages, charges, liabilities (but for purposes of this definition of “Loss” liabilities to a third party or Governmental Entity that are accrued for accounting purposes but not yet incurred shall be excluded until incurred; provided, that an indemnified party may submit a claim for such accrued but not yet incurred liability which claim shall be timely submitted for purposes of Section 10.05), obligations, settlement payments, awards, judgments, penalties, fines, Taxes, costs or expenses (including all reasonable and documented out-of-pocket legal fees and expenses), but excluding punitive damages (other than such damages awarded by a court of competent jurisdiction to any third party against an indemnified party).

“Marks” has the meaning set forth in the “Intellectual Property” definition in Section 11.06(b).

“Non-Business Liability” means any Liability or obligation of the Company to the extent (i) not arising out of or relating to the operation of the Business prior to the Closing or (ii) arising out of or related to the Non-Business Assets (as defined in the Asset Transfer Agreement).

“Off-the-Shelf Software Licenses” means licenses in respect of commercially available, unmodified, “off-the-shelf” Software used by the Company solely for its own internal use, for an aggregate fee, royalty or other consideration for any such Software or group of related Software licenses of no more than $50,000.

“Open Source Software” means Software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Permits” means all licenses, certificates, permits, authorizations, registrations, consents, clearances, exemptions and approvals issued or granted by any Governmental Entity.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity, including such person’s successors and assigns.

“Pre‑Closing Taxes” means (i) any Taxes of Seller and its Affiliates (other than the Company) with respect to any taxable period, (ii) any Taxes for Pre-Closing Tax Periods imposed on or with respect to the Company (excluding Transfer Taxes, which shall be addressed pursuant to Section 7.04(c)), (iii) any Taxes of any member of an consolidated, combined, affiliated, unitary or other group for Tax purposes of which Seller or the Company is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state or local, whether U.S. or non-U.S. Law), (iv) any Taxes of another person for which the Company is liable by contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing and (v) any Taxes attributable to the Asset Transfer (excluding Transfer Taxes, which shall be addressed pursuant to Section 7.04(c)).

“Pre-Closing Tax Period” means any taxable period (and the portion of any Straddle Period) ending on (and including) or before the Closing Date.

“Purchase Price” means $287,500,000.

“Purchaser Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the ability of Purchaser to (a) consummate the Acquisition or the other transactions contemplated by this Agreement or (b) perform its obligations under this Agreement and the Other Transaction Documents, in each case, in a timely manner.

“Records” means all books, records and documents, including books of account; ledgers; general, financial and accounting records; files; invoices; lists of restaurants, corporate clients and suppliers; other distribution lists; billing records; sales and promotional literature; manuals; and correspondence; in each case, in any form or medium

“Release” means any release, spill, emission, leaking, dumping, injection, pumping, emptying, escaping, pouring, deposit, disposal, discharge, dispersal or leaching or migration into or through the environment (including ambient or indoor air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any specified person, such person’s officers, directors, employees, agents, counsel, auditors, financial and other advisors and other representatives.

“Seller Companies” means, collectively, Seller and its subsidiaries (other than the Company), and each, a “Seller Company”.

“Seller Disclosure Schedule” means Seller’s disclosure schedule attached hereto.

“Seller Names and Marks” means (i) the name of each of Seller and its Affiliates as of the Closing Date that contains “Yelp”; (ii) any Marks owned by Seller and its Affiliates (other than the Company) that are similar to, or are otherwise variations or derivatives of, any of the foregoing (including any translations, abbreviations, adaptations and combinations thereof); and

(iii) any applications for registration, registrations and renewals of, and social media handles associated with, any of the foregoing, together with all goodwill associated with the foregoing Marks.

“Seller Release” means the release, in the form attached hereto as Exhibit E.

“Seller Tax Group” means any consolidated, combined, affiliated, unitary or similar Tax group of which Seller or any of its Affiliates (other than the Company) is the common parent.

“Selling Expenses” means, to the extent unpaid by the Seller Companies (including, for the avoidance of doubt, the Company) as of the Closing Date, (i) all of the fees, costs and expenses payable by the Seller Companies to legal counsel, accountants, advisors, brokers and other third parties (including Orrick, Herrington & Sutcliffe LLP) or any direct or indirect equityholder whether accrued for or not, in connection with the negotiation of the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Other Transaction Documents, (ii) compensatory, sale, transaction, change of control, retention or similar bonuses or severance (excluding, for the avoidance of doubt, any severance payment that is an Assumed Liability (as defined in the Asset Transfer Agreement)) or similar payments that become payable to any employee of Seller or the Company as a result of the transactions contemplated by this Agreement or the Other Transaction Documents (including together with any employer-paid portion of any employment and payroll taxes related thereto) and (iii) any Taxes (other than Transfer Taxes) incurred by the Company directly attributable to the Acquisition (including as a result of items described in clauses (i) and (ii)).

“Software” means software (including source code, executable code, data, databases and documentation pertaining thereto).

“Specified Pre-Closing Taxes” means any Liabilities with respect to sales and use Taxes and Tax Returns with respect thereto, liabilities with respect to any failure to file IRS Forms 1099 and collect withholdings (including backup withholding) with respect to transactions related to the IRS Forms 1099, and any penalties and interest related thereto.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.  For the avoidance of doubt, except as otherwise noted, (i) prior to the Closing, the Company shall be a subsidiary of Seller and (ii) following the Closing, the Company shall be a subsidiary of Purchaser.

“Target Working Capital” means negative $15,500,000.

“Tax Return” means all returns, declarations, reports, elections, claims for refund, information return, forms or similar statements required to be filed with any Taxing Authority (including any schedules or attachments thereto and amendments thereof).

“Taxes” means (i) all federal, state, provincial and local, whether U.S. or non-U.S., income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax, assessment, charge, duty, fine, levy and other governmental charge of any kind whatsoever, to the extent the foregoing are in the nature of a tax, including all interest, penalties and additional amounts imposed with respect thereto or in lieu thereof, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an consolidated, combined, affiliated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract, or otherwise.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax or having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Documents” means (i) this Agreement, (ii) the Asset Transfer Agreement, (iii) the Transition Services Agreement, (iv) the Marketing Partnership Agreement, (v) the Escrow Agreement and (vi) the Seller Release.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the Acquisition or the Asset Transfer.

“Transferred Assets” shall have the meaning set forth in the Asset Transfer Agreement.

“Transition Services Agreement” means the transition services agreement between Seller and Purchaser, in the form attached hereto as Exhibit D.

(c)The following defined terms have the meanings ascribed to such terms in the Sections set forth below:

Term	Section
Accounting Firm	2.02(c)
Acquisition	Recitals
Agreement	Preamble
Allocation	2.04(a)
Alternative Transaction	5.03
Anti-Bribery Laws	3.13(b)
Asset Transfer	1.01
Closing	2.01(a)
Closing Date	2.01(a)
Company	Preamble
Company Environmental Permits	3.14
Company Intellectual Property	3.07(a)
Company Permit	3.09

Term	Section
Confidentiality Agreement	6.01
Consent	3.02(b)
Contract	3.08(a)
Effective Time	2.01(a)
Estimated Statement	2.02(a)
Existing Materials	6.02(a)
Filing	3.02(b)
Final Purchase Price Elements	2.02(b)
Final Remaining Escrow Amount	10.03(d)
Financial Statements	3.04(a)
Governmental Antitrust Entity	7.02(d)(i)(B)
HSR Act	8.01(c)
indemnified party	10.06(a)
indemnifying party	10.06(a)
Interim Financial Statements	3.04(a)
Key Customers	3.18(a)
Key Vendors	3.18(b)
Lease	3.06(c)
Leased Property	3.06(b)
Licensed IP	6.02(b)
Liens	3.02(a)
Material Contract	3.08(b)
Marketing Partnership Agreement	Recitals
Notice of Disagreement	2.02(c)
Periodic Taxes	7.04(b)
Permitted Liens	3.16(c)
Proceedings	3.10
Purchaser	Preamble
Purchaser Indemnitees	10.01(a)
Purchaser Prepared Tax Returns	7.04(d)(ii)
Qualified Benefit Plan	3.11(a)
Release Date	10.05(b)
Required Consents	8.01(d)
Restricted Business	5.06(b)
Seller	Preamble
Seller Fundamental Representation	8.01(a)
Seller Indemnitees	10.02(a)
Seller Prepared Tax Returns	7.04(d)(i)
Statement	2.02(b)
Statement Principles	2.02(e)
Terminated Contracts	7.06(b)
Third Party Claim	10.06(a)
Transferred Employees	7.05(a)
Transitional License	6.02(b)
Transitional Materials	6.02(a)

Term	Section
Transitional Period	6.02(a)
Unaudited Financial Statements	3.04(a)
Unclaimed Remaining Escrow Amount	10.03(d)
Union Contract	3.08(a)(v)
Units	Recitals
Voting Debt	3.03(b)

Section 11.07.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, email or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement.  Minor variations in the form of the signature page to this Agreement, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the effectiveness of such signature.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties hereto.  No party hereto or to any such agreement or instrument will raise the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic transmission in PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 11.08.Entire Agreement. This Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

Section 11.09.Severability.  If any term or provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 11.10.Specific Performance; Limitation on Liability. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Acquisition and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Subject to the immediately following sentence, the parties acknowledge and agree that prior to the valid termination of this Agreement in accordance with Article IX, (i) the parties shall be entitled to an Injunction or Injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at Law or in equity, (ii) the provisions set forth in Section 9.03 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (iii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement.  Each of the parties hereto agrees that it will not oppose the granting of an Injunction or Injunctions, specific performance and other equitable relief on the basis that the other party hereto have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or in equity.  The parties hereto acknowledge and agree that any party seeking an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 shall not be required to provide any bond or other security in connection with any such Injunction or Injunctions.

Section 11.11.Consent to Jurisdiction. Except with respect to any Proceeding brought by Purchaser or the Company regarding or related to the enforcement of any provision of Section 5.06, each party hereto hereby (i) agrees that any Proceeding, directly or indirectly, arising out of, under or relating to this Agreement or any transaction contemplated hereby, or for recognition or enforcement of any judgment, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such Proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided, that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such Proceeding may be brought in any Delaware state court or any federal court located in the State of Delaware and (ii) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such Proceeding.  Each party hereto (A) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or any transaction contemplated hereby in any court referred to in the first sentence of this Section 11.11, (B) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum and (C) agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 11.12.Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12.

Section 11.13.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.14.Parent Guaranty. Subject to the provisions of this Section 11.14, Parent hereby fully, unconditionally and irrevocably guarantees to Seller (i) the due and punctual payment of the Closing Date Purchase Price, any adjustment to the Closing Date Purchase Price pursuant to Section 2.02(d), any indemnification obligations of Purchaser pursuant to Article X, and any other monetary obligations of Purchaser in accordance with the terms of this Agreement and (ii) the performance of all other obligations to be performed by Purchaser.  Parent hereby acknowledges that, with respect to all of Purchaser’s obligations, this guaranty shall be a guaranty of payment and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Purchaser.  Parent acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated by this Agreement and that the guaranties set forth in this Section 11.14 are knowingly made in contemplation of such benefits.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

yelp inc.
by	/s/ Jeremy Stoppelman
	Name:	Jeremy Stoppelman
	Title:	CEO

eat24, llc
by	/s/ Lauren Wilson
	Name:	Lauren Wilson
	Title:	Authorized Signatory

grubhub inc.
by	/s/ Adam DeWitt
	Name:	Adam DeWitt
	Title:	Chief Financial Officer

grubhub holdings inc.,
by	/s/ Adam DeWitt
	Name:	Adam DeWitt
	Title:	Chief Financial Officer

[Signature Page to Unit Purchase Agreement]